UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Quest Diagnostics Incorporated

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Notice of 2013 Annual Meeting of Stockholders
Quest Diagnostics Incorporated
Three Giralda Farms
Madison, New Jersey
May 21, 2013, 10:30 a.m. local time

April 11, 2013

Dear Fellow Stockholder:

It is my pleasure to invite you to attend Quest Diagnostics’ 2013 Annual Meeting of Stockholders. At the meeting, stockholders will vote on:

•	the election of three directors;

•	ratification of the appointment of our independent registered public accounting firm for 2013;

•	amending Quest Diagnostics’ Certificate of Incorporation to institute the annual election of all directors;

•	amending Quest Diagnostics’ Certificate of Incorporation to eliminate the Series A Junior Participating Preferred Stock;

•	an advisory resolution to approve executive compensation;

•	stockholder proposals set forth at pages 59 through 62 of the accompanying proxy statement, if properly presented at the meeting; and

•	such other business as may properly come before the meeting or any adjournment or postponement thereof.

Attendance at the meeting is limited to stockholders of record at the close of business on March 22, 2013, or their duly appointed proxy holder.

We enclose our proxy statement, our Annual Report and a proxy card. Your vote is very important. Whether or not you plan to attend the meeting, I urge you to submit your proxy. Most stockholders may submit a proxy via mail, telephone or the Internet. Instructions on how to submit your proxy are included with your proxy card and these proxy materials. Please submit your proxy promptly.

Thank you for your continued support of Quest Diagnostics.

Sincerely,
Daniel C. Stanzione, Ph.D. Chairman of the Board

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2013 PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

•	Time and Date	10:30 a.m., May 21, 2013
•	Place	Quest Diagnostics Incorporated
Three Giralda Farms Madison, NJ 07940
•	Record date	March 22, 2013
•	Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Meeting Agenda and Voting Matters

		Our Board’s Recommendation	For More Detail, See Page
1.	Election of three directors	FOR EACH DIRECTOR NOMINEE	1
2.	Ratification of the appointment of our independent registered public accounting firm for 2013	FOR	52
3.	Amending the Certificate of Incorporation to Institute the Annual Election of All Directors	FOR	55
4.	Amending the Certificate of Incorporation to Eliminate the Series A Junior Participating Preferred Stock	FOR	57
5.	Advisory resolution to approve executive compensation	FOR	58
6.	Stockholder Proposal Regarding Simple Majority Vote	VOTE	59
7.	Stockholder Proposal Regarding Vesting of Equity Awards	AGAINST	60
8.	Such other business as may properly come before the meeting or any adjournment or postponement thereof

Management Proposals

Ratify the Appointment of Independent Registered Accounting Firm for 2013. We are asking our stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013.

Amending the Certificate of Incorporation to Institute the Annual Election of All Directors. We are asking our stockholders to approve an amendment to our Certificate of Incorporation to institute the annual election of all directors. The amendment would eliminate the classification of the Board beginning in 2014 and concluding in 2016.

Amending the Certificate of Incorporation to Eliminate the Series A Junior Participating Preferred Stock. We are asking our stockholders to approve an amendment to our Certificate of Incorporation to eliminate the Company’s Series A Junior Participating Preferred Stock. This preferred stock was authorized in 1996 in connection with a stockholders rights plan; the rights plan has expired and the preferred stock was never issued and no longer serves a purpose. Eliminating this preferred stock would have the effect of returning the shares constituting such series (1,300,000 shares) to the general pool of preferred stock available to be issued under our Certificate of Incorporation.

Advisory Resolution to Approve Executive Compensation. We are asking our stockholders to approve, on an advisory basis, our named executive officer compensation. The Board recommends a FOR vote because, among other reasons, our executive compensation program aligns the interests of our executive officers with the interest of our stockholders and is designed to pay for performance.

Board Nominees

The following table provides summary information about our directors. The first three are the Board’s nominees for election at the annual meeting; the rest remain in office. In 2012, each of our incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which he or she serves.

AFC	Audit and Finance Committee	FE	Financial Expert
C	Chair	GC	Governance Committee
CC	Compensation Committee	M	Member
EX	Executive Committee	QSC	Quality, Safety & Compliance Committee

Name	Age	Director Since	Occupation	Experience/ Qualification		Independent	Committee Memberships					Other Public Company Boards
							AFC	CC	GC	QSC	EX
John C. Baldwin, M.D.	64	2004	Senior Advisor for	•	Executive	Y	M			M		•	N/A
			Health Affairs at	•	Healthcare
			Texas Tech	•	Strategic Planning
			University; Professor	•	Government

Gary M. Pfeiffer	63	2004	Retired Senior	•	Accounting	Y	C,FE	M	M		M	•	InterNAP
			Vice President	•	Executive								Network
			and Chief	•	Finance								Corporation
			Financial Officer,	•	International
			E.I. du Pont de	•	Strategic Planning
Nemours and Company

Stephen H. Rusckowski	55	2012	President and	•	Executive	N					M	•	N/A
			Chief Executive	•	International
			Officer, Quest	•	Healthcare
			Diagnostics	•	Strategic Planning

William F. Buehler	73	1998	Retired Vice	•	Executive	Y		C	M			•	N/A
			Chairman, Xerox	•	Sales
			Corporation	•	Marketing
				•	Strategic Planning

Timothy M. Ring	55	2011	Chairman and	•	Executive	Y		M		M		•	C. R. Bard,
			Chief Executive	•	International								Inc.
			Officer, C. R.	•	Strategic
			Bard, Inc.		Planning
				•	Healthcare

Daniel C. Stanzione,
Ph.D., Chairman	67	1997	President Emeritus,	•	Executive	Y	M		C		C	•	InterNap
			Bell Laboratories	•	General								Network
					Management								Services
				•	Strategic								Corporation
Planning

Name	Age	Director Since	Occupation	Experience/ Qualification		Independent	Committee Memberships					Other Public Company Boards
							AFC	CC	GC	QSC	EX
Jenne K. Britell, Ph.D.	70	2005	Senior Managing	•	Finance	Y	FE	M				•	Crown
			Director, Brock	•	Executive								Holdings, Inc.
			Capital Group	•	Advisory							•	United
				•	Capital Markets								Rentals, Inc.
				•	International
				•	Strategic
Planning

Gail R. Wilensky, Ph.D.	69	1997	Senior Fellow,	•	Private	Y			M	C		•	United
			Project Hope		Enterprise							•	Healthcare
				•	Healthcare								Corporation
				•	Government
				•	Strategic Planning

John B. Ziegler	67	2000	Former President,	•	Sales	Y		M		M		•	N/A
			Worldwide	•	Marketing
			Consumer	•	International
			Healthcare,	•	Strategic
			GlaxoSmithKline		Planning

Executive Compensation Highlights

Type		Form		Terms
Equity	•	Performance shares	•	40% of total equity award
			•	Performance metrics: average return on invested capital, 50%; revenue growth, 50%
			•	3-year performance period
	•	Stock options	•	40% of total equity award
			•	Vest ratably over three years from the grant date
	•	Restricted stock units	•	20% of total equity award
			•	Vest 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary of the grant date
Cash	•	Salary	•	Reviewed and approved annually
	•	Annual incentive compensation	•	Based on quantitative and qualitative goals with formula amount subject to negative discretion
Retirement	•	401(k) Plan	•	Company matching contributions
	•	Supplemental Deferred Compensation Plan	•	Company matching contributions

The chart above describes the compensation of our current executive officers. The objective of our executive compensation program is to attract and retain talented executives who have the skills and experience required to help us achieve our strategic objectives and advance the long-term interests of our stockholders. The compensation opportunity for our named executive officers is directly tied to corporate performance, including both financial and non-financial results, and individual performance.

The Board of Directors is firmly committed to pay for performance and in 2012 took numerous steps to strengthen its executive officer compensation program and to enhance the alignment of pay and performance. See “Compensation Discussion and Analysis” beginning on page 17.

•

The Board rebalanced the mix of awards in our equity program to increase the portion allocated to performance shares and stock options and decrease the percentage allocated to restricted stock units. The total equity award now consists of 40% stock options, 40% performance shares and 20% restricted stock units.

•	The performance metrics for performance share awards, which are earned over a three-year performance period, are based 50% on average return on invested capital and 50% on revenue growth. The Board believes, based on a study conducted by an independent consultant, that these metrics are highly correlated with long-term stockholder value creation.

•

In 2012, the Board reduced the value of the equity awards of our named executive officers (other than Mr. Rusckowski) for the second consecutive year. The Board believed that the reduction was appropriate based on its annual review of competitive pay practices and in light of the Company’s executive compensation philosophy.

•

The Board named a highly qualified new President and Chief Executive Officer, Mr. Rusckowski, whose compensation is lower than the compensation of the prior President and Chief Executive Officer and whose employment agreement is responsive to stockholder concerns. In addition, no portion of Mr. Rusckowski’s 2013 compensation is guaranteed. Other than Mr. Rusckowski’s base salary, all of his 2013 compensation is performance based. His 2013 annual cash incentive and performance share awards are payable only upon achievement of objective performance metrics.

•	The Board eliminated tax gross-ups from our Executive Officer Severance Plan.

•	The Board adopted an incentive compensation recoupment (or “clawback”) policy.

•	The Board enhanced the share ownership guidelines for our executives that it originally adopted in 2005.

•	No executive has a supplemental executive retirement plan.

•

In 2013, the Board reduced the value of the equity awards of our named executive officers (other than Mr. Rusckowski) for the third consecutive year, and, absent a change in responsibilities, no named executive officer is receiving an increase in base salary for 2013.

These items are discussed in “Compensation Discussion and Analysis” beginning on page 17, including in “Executive Summary” beginning on page 17. The 2012 compensation of our named executive officers is set forth in the tables, including the 2012 Summary Compensation Table, beginning at page 37.

2012 Business Performance Highlights

•	In 2012, we generated record cash from operations and expanded operating margins.

•	We launched a new vision for our Company, and introduced a five-point business strategy, grounded in today’s realities, to help achieve our visions and our goals.

•

We are simplifying and restructuring the organization, including reducing management layers, so that we can better focus on our customers and speed decision-making. We launched a new organization structure, including for our Diagnostic Information Services business, which is managed functionally and reports directly to Mr. Rusckowski. We also identified our new senior management team, including several newly-hired key executives.

•

We increased the expected savings from our cost excellence program, Invigorate, to $600 million in run rate savings as the Company exits 2014. We delivered annual realized savings under the program in 2012 of $160 million, with a run rate exiting the year of approximately $200 million—both in excess of our goals.

•

We reduced outstanding debt by over $650 million. As part of our strategy to deliver disciplined capital deployment, we repurchased $200 million of our common stock. At our first-ever Investor Day in November 2012, we reaffirmed our commitment to return a majority of our free cash flow to our stockholders and announced a 76% increase in our quarterly common stock dividend, from $0.17 per share to $0.30 per share, effective in January 2013. This brings to three fold the increase in the dividend since 2011.

These items are discussed in “Compensation Discussion and Analysis—Executive Summary—2012 Strategic Repositioning and Performance” beginning on page 18.

2014 Annual Meeting

•	Stockholder proposals submitted pursuant to SEC Rule 14a-8 must be received by the Company by December 12, 2013.

•

Notice of stockholder proposals outside of SEC Rule 14a-8, including nominations for the Board of Directors, must be received by the Company no earlier than January 21, 2014 and no later than February 20, 2014.

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PROXY STATEMENT

QUEST DIAGNOSTICS INCORPORATED
Three Giralda Farms
Madison, New Jersey 07940

This proxy statement and form of proxy and voting instructions are furnished in connection with the solicitation of proxies by Quest Diagnostics Incorporated (“Quest Diagnostics,” the “Company,” “we” or “our”) on behalf of the Board of Directors (the “Board”) for the 2013 Annual Meeting of Stockholders. These materials are being mailed starting on or about April 11, 2013.

Proposal No. 1—Election of Directors

The Board currently has nine directors divided into three classes. Members of each class serve for a three-year term. Stockholders elect one class of directors at each annual meeting. Each director holds office until his or her successor has been elected and qualified or the director’s earlier resignation, death or removal. The biographies of each of the nominees and continuing directors below contain information regarding the person’s service as a director of the Company, business experience, other director positions and the experience, qualifications, attributes and skills that led the Board to conclude as of the date of this proxy statement that the person should serve as a director of the Company.

Nominees for Election

Based on the recommendation of the Governance Committee, the Board nominated three individuals to serve as directors for a term expiring at the 2016 annual meeting. Each nominee currently is a director of the Company whose term expires at the 2013 annual meeting. The Board believes that each nominee possesses the qualities and experience that nominees should possess in accordance with the Company’s Corporate Governance Guidelines, which set forth the Board’s philosophy regarding Board composition and identify key qualifications and other considerations (the relevant portion of the Company’s Corporate Governance Guidelines is set forth below in the section entitled “Information About Our Corporate Governance—Board Nomination Process” beginning on page 7.). Each nominee has consented to serve if elected.

Directors with Terms Expiring at the 2013 Annual Meeting

John C. Baldwin, M.D., 64, is Senior Advisor for Health Affairs to the Texas Tech University System and a tenured professor. He oversees health research, education, and accreditation issues for the university. From 2007 to 2009, he served as President of Texas Tech University Health Sciences Center. From 2005 to 2007, he was President and Chief Executive Officer of CBR Institute for Biomedical Research. From 1998 to 2005, Dr. Baldwin was the Associate Provost for Health Affairs at Dartmouth College and Professor of Surgery at Dartmouth Medical School. From 1994 to 1998, Dr. Baldwin was the head of the surgical programs at Baylor College of Medicine and its affiliated hospitals. Dr. Baldwin was also the Governor of the American College of Surgeons from 1991 through 1997 and the President of the International Society of Cardiothoracic Surgeons in 1999. Dr. Baldwin has served as the Vice-Chair of the Board of Overseers of Harvard University. Dr. Baldwin served as a director of Massey Energy Company from 2004 until 2006. He has served since 2012 as a member of the Defense Health Board, an advisory board in the Department of Defense. Dr. Baldwin also has served as a member of the Medicare Payment Advisory Commission. He has been a director of Quest Diagnostics since May 2004. Dr. Baldwin has extensive executive experience, including in strategic planning, with major organizations, and extensive experience with healthcare issues and the operation of the U.S. healthcare system, including as a practicing physician.

Gary M. Pfeiffer, 63, retired in 2006 as the Senior Vice President and Chief Financial Officer of E.I. du Pont de Nemours and Company. He joined DuPont in 1974, where he held positions of increasing responsibility in finance and international operations, as well as in various DuPont divisions. Mr. Pfeiffer served as Secretary of Finance for the state of Delaware from January through June 2009. Mr. Pfeiffer is a director of InterNAP Network Services Corporation, and served as a director of Talbots, Inc. from 2005 to 2012. He is the non-executive Chair of the Board of Directors of Christiana Care Health System, a regional hospital system located in Delaware, and serves on the advisory board of Greentech Capital Advisors, LLC. Mr. Pfeiffer has been a director of Quest Diagnostics since December 2004. He has extensive executive experience, including in corporate finance, accounting, international operations, and strategic planning, with a multinational corporation operating in complex industries.

Stephen H. Rusckowski, 55, is President and Chief Executive Officer of Quest Diagnostics. Prior to joining the Company in May 2012, since November 2006 Mr. Rusckowski was the Chief Executive Officer of Philips Healthcare, the largest unit of Royal Philips Electronics, and a member of the Board of Management of Royal Philips Electronics and its Executive Committee. He joined Philips when it acquired Agilent’s Healthcare Solutions Group in 2001, and was the CEO of Philips Imaging Systems business group before assuming his role as CEO of Philips Healthcare. Mr. Rusckowski has been a director of Quest Diagnostics since May 2012, when he became our President and Chief Executive Officer. Mr. Rusckowski has extensive executive experience, including in strategic planning and international operations, with multinational corporations operating in the healthcare industry. Mr. Rusckowski’s employment agreement with the Company provides for him to be nominated for election to the Board.

Directors Continuing in Office

Directors with Terms Expiring at the 2014 Annual Meeting

William F. Buehler, 73, retired in 2001 as Vice Chairman of Xerox Corporation, which he joined in 1991. At Xerox, Mr. Buehler was responsible for five business groups: Production Systems, Office Document Products, Document Services, Channels and Supplies. He also oversaw Corporate Strategic Services, Business Development and Systems Software and Architecture. Prior to joining Xerox, Mr. Buehler spent 27 years with AT&T, primarily in sales, marketing and general management positions. Mr. Buehler served as a director of A.O. Smith Corporation from 1998 until 2011. Mr. Buehler has been a director of Quest Diagnostics since July 1998. He has extensive executive experience, including in sales, marketing and strategic planning, with multinational corporations operating in complex industries.

Timothy M. Ring, 55, has been Chairman and Chief Executive Officer of C. R. Bard, Inc. since 2003. He is a director of C. R. Bard, Inc. and was director of CIT Group Inc. from 2005 to 2009. Mr. Ring is a Trustee of the Foundation of The University of Medicine & Dentistry of New Jersey. Mr. Ring has been a director of Quest Diagnostics since December 2011. Mr. Ring has extensive executive experience, including in strategic planning and international operations, with a multinational corporation operating in the healthcare industry.

Daniel C. Stanzione, Ph.D., 67, retired from Lucent Technologies Incorporated in 2000 and is President Emeritus of Bell Laboratories and an independent consultant. Dr. Stanzione began his career in 1972 with Bell Laboratories, where he led the teams working on the first microprocessors and digital signal processors. He was appointed President of Network Systems, Lucent’s largest business unit, in 1996 and was appointed Chief Operating Officer of Lucent in 1997. Dr. Stanzione is a director of InterNAP Network Services Corporation, where he serves as non-executive chairman. Dr. Stanzione served as a director of Avaya Inc. from 2000 until 2007. He has been a director of Quest Diagnostics since January 1997, and its Chairman since May 1, 2012. Dr. Stanzione has extensive executive experience, including in general management and strategic planning, with multinational corporations operating in complex industries.

Directors with Terms Expiring at the 2015 Annual Meeting

Jenne K. Britell, Ph.D., 70, joined Brock Capital Group LLC in March 2010 as a Senior Managing Director, advising companies and investors regarding strategy, acquisitions and asset deployment, including in connection with financial services. From 2001 to 2009, she was the Chairman and Chief Executive Officer of Structured Ventures, Inc., which advised domestic and foreign companies on financial services products and strategy. From 1996 to 2000, she was a senior officer of GE Capital, serving as President of GE Capital Global Commercial & Mortgage Banking and Executive Vice President of GE Capital Global Consumer Finance from 1999 to 2000 and serving as President and Chief Executive Officer of GE Capital Central and Eastern Europe from 1998 to mid-1999. Dr. Britell is the non-executive chair of United Rentals, Inc. and a director of Crown Holdings, Inc. She is a member of the Council on Foreign Relations, a trustee of the Fox Chase Cancer Center and a director of the U.S. Russia Foundation for Entrepreneurship and the Rule of Law and the U.S. Russia Investment Fund. Dr. Britell served as a director of West Pharmaceuticals Corporation from 2005 until 2008. She has been a director of Quest Diagnostics since August 2005. She has extensive executive and advisory experience, including in corporate finance, capital markets, international business and strategic planning, with multinational corporations operating in complex, regulated industries.

Gail R. Wilensky, Ph.D., 69, is a Senior Fellow at Project HOPE, an international non-profit health foundation, which she joined in 1993. From 2008 through 2009, Dr. Wilensky served as President of the Defense Health Board, an advisory board in the Department of Defense. From 1997 to 2001, she was the chair of the Medicare Payment Advisory Commission. From 1995 to 1997, she chaired the Physician Payment Review Commission. In 1992 and 1993, Dr. Wilensky served as a deputy assistant to the President of the United States for policy development relating to health and welfare issues. From 1990 to 1992, she was the administrator of the Health Care Financing Administration where she directed the Medicare and Medicaid programs. Dr. Wilensky is a director of UnitedHealthcare Corporation. She served as a director of Manor Care Inc. from 1998 until 2007, Gentiva Health Services, Inc. from 2000 until 2009, Cephalon Inc. from 2002 to 2011 and SRA International, Inc. from 2006 to 2011. Dr. Wilensky also served as a Commissioner of the World Health Organization’s Commission on the Social Determinants of Health and as the Non-Department Co-Chair of the Defense Department’s Task Force on the Future of Military Health Care. She has been a director of Quest Diagnostics since January 1997. Dr. Wilensky has extensive experience, including in strategic planning, as a senior advisor to the U.S. government and private enterprises regarding healthcare issues and the operation of the U.S. healthcare system.

John B. Ziegler, 67, retired in January 2006 as the President, Worldwide Consumer Healthcare, of GlaxoSmithKline plc. He joined a predecessor company of GlaxoSmithKline in 1991, and held positions of increasing responsibility during his tenure. He has been a director of Quest Diagnostics since May 2000. He has extensive executive experience, including in sales, marketing, strategic planning and international operations, with multinational corporations operating in the healthcare industry.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH NOMINEE. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH NOMINEE UNLESS OTHERWISE INSTRUCTED.

INFORMATION ABOUT OUR CORPORATE GOVERNANCE

Governance Practices

The Board believes that good corporate governance is important. The Board has adopted a set of Corporate Governance Guidelines to enhance its own effectiveness and to demonstrate its commitment to strong corporate governance for the Company. The Board reviews these Guidelines, no less frequently than annually, for possible revision, including in response to changing regulatory requirements, evolving practices and the concerns of our stockholders. The Company also has adopted a Code of Business Ethics applicable to all directors, officers and employees. The Corporate Governance Guidelines and Code of Business Ethics are published on our corporate governance website at www.QuestDiagnostics.com/governance.

Governance Highlights

The Company has strong corporate governance policies and practices and executive compensation policies and programs, and listens to the concerns of its stockholders. In 2012, our Board took several steps that reflected its strong stockholder focus.

•	The Board separated the positions of Chairman and Chief Executive Officer and appointed the Company’s Lead Independent Director as our new non-executive Chairman, effective May 1, 2012.

•

At the Company’s 2012 annual meeting of stockholders, a majority of the Company’s stockholders approved a stockholder-sponsored resolution to declassify the Board. After consideration, and as discussed below at page 55, the Board is recommending to stockholders that they vote to amend the Company’s Certificate of Incorporation to declassify the Board.

•	After considering stockholder input, in November 2012 the Board announced a 76% increase in the Company’s common stock dividend, effective in January 2013.

•

The Board adopted our Incentive Compensation Recoupment Policy (commonly known as a “clawback” policy). The recoupment policy covers all of our current and former executive officers, and any other employee who receives an equity award under our Employee Long-Term Incentive Plan. Under the policy, both equity and cash incentive awards are subject to recoupment and recovery by the Company. See “Compensation Discussion and Analysis—Compensation Actions Taken in 2012” on page 17 for more information regarding the policy.

•

In order to promote equity ownership and further align the interests of management with those of our stockholders, the Board amended and enhanced the senior management retention and ownership guidelines, originally adopted in 2005. See “Compensation Discussion and Analysis—Compensation Actions Taken in 2012” on page 17 for more information regarding the enhanced share ownership and retention guidelines.

•	The Board also eliminated tax gross ups from our Executive Officer Severance Plan.

In addition to our other highlighted corporate governance practices, our Board has adopted the following practices.

•	Our by-laws provide for majority voting in uncontested director elections.

•	Independent directors meet privately in executive sessions with the Chairman presiding at all regularly scheduled meetings.

•

The Board assesses annually its structure and performance, including reviewing the Board’s activities against those set out in its Corporate Governance Guidelines and committee charters and making recommendations for changes or improvements in practices or structure.

•	The Board reviews annually senior management succession planning and reviews Company policies for the development of management personnel.

•	Independent directors have unlimited access to officers and employees of the Company.

•

Directors are regularly updated by senior management, our independent registered public accounting firm and compensation consultants on changes in the Company’s businesses, its markets and best practices in general. Directors also are offered the opportunity to attend director education programs offered by third parties.

•	Independent directors receive a significant portion of their annual compensation in equity to further align their interests with the interests of our stockholders.

•

The Board and each of its committees have access to independent legal, financial or other advisors as they deem necessary, without obtaining management approval, but no committee may engage the Company’s independent registered public accounting firm to perform any services without the approval of the Audit and Finance Committee.

•

In considering committee assignments for directors, the Governance Committee considers the rotation of committee chairs and members with a view toward balancing the benefits derived from continuity against the benefits derived from the diversity of experience and viewpoints of the various directors.

•	Committees report on their activities to the Board at each Board meeting.

•	Materials related to agenda items are provided to directors sufficiently in advance of meetings to allow the directors to prepare for discussion of the items.

Director Independence

The Board of Directors assesses annually the independence of each director in accordance with the Company’s Corporate Governance Guidelines and New York Stock Exchange listing standards. The independence guidelines in the Company’s Corporate Governance Guidelines are consistent with the independence requirements in the New York Stock Exchange listing standards and include guidelines as to categories of relationships that are considered not material for purposes of director independence. Our Corporate Governance Guidelines are available on our corporate governance website at www.QuestDiagnostics.com/governance.

The Board has determined that a substantial majority (eight of nine) of our directors is independent. Each member, including the chair, of each of the Audit and Finance Committee, the Compensation Committee, the Governance Committee and the Quality, Safety & Compliance Committee qualifies as independent. The Board has determined the following directors to be independent: Dr. Baldwin, Dr. Britell, Mr. Buehler, Mr. Pfeiffer, Mr. Ring, Dr. Stanzione, Dr. Wilensky and Mr. Ziegler. Mr. Rusckowski is not independent because he is a Company officer. In making its determinations as to the independence of the directors, the Board reviewed relationships between the Company and the directors, including ordinary course commercial relationships in the last three years between the Company and an entity of which Mr. Ring is an executive officer that did not exceed a certain amount of that entity’s gross revenues in any year.

Stockholder Access

Stockholders and any other person may communicate with the Board by sending an email to our Chairman at ChairmanoftheBoard@QuestDiagnostics.com or by writing to the full Board or any individual director or any group or committee of directors, c/o Corporate Secretary, Three Giralda Farms, Madison, New Jersey 07940. Communications received at the email address are automatically routed to our Chairman with a copy to our General Counsel and Corporate Secretary. The Chairman determines whether any such communication should be distributed to other members of the Board. Communications received by the Corporate Secretary addressed as set forth above, other than communications unrelated to the duties and responsibilities of the Board, are forwarded to the intended directors.

The Audit and Finance Committee established a procedure whereby complaints and concerns with respect to accounting, internal controls and auditing matters may be submitted to the Audit and Finance Committee. All communications received by a director relating to the Company’s accounting, internal controls or auditing matters are immediately forwarded to the Chairman of the Audit and Finance Committee and are investigated and responded to in accordance with the procedures established by the Audit and Finance Committee. In addition, the Company has established a hotline (known as CHEQline) pursuant to which employees can anonymously report accounting, internal controls and financial irregularities (as well as compliance concerns on other laws).

Our policy is, where practical, to schedule the annual stockholders meeting on a day on which we also schedule a regular Board meeting. This year, we have scheduled a regular Board meeting on the date of the annual meeting. We encourage our directors to attend each annual stockholders meeting and expect that all of our directors will attend the annual stockholders meeting this year. All of our directors then in office attended the 2012 annual stockholders meeting.

Board Nomination Process

The Governance Committee is responsible for reviewing with the Board, on an annual basis, the composition of the Board as a whole and whether the Company is being well served by the directors, taking into account each director’s independence, skills, experience, availability for service to the Company and other factors the Governance Committee deems appropriate. The Governance Committee is responsible for recommending director nominees to the Board, including re-nomination of persons who are already directors. The Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Governance Committee to recommend them to the Board, but rather believes that each nominee should be evaluated based on his or her own merits, taking into account the Company’s needs and the composition of the Board. Recommendations are made by the Governance Committee in accordance with the Company’s Corporate Governance Guidelines, which set forth the Board’s philosophy regarding Board composition and identify key qualifications and other considerations. The Governance Committee believes that the Board should be comprised of individuals whose backgrounds and experience complement those of other Board members, and also considers whether a prospective nominee promotes a diversity of talent, skill, expertise, background, perspective and experience, including with respect to age, gender, ethnicity, place of residence and specialized experience. The Governance Committee does not assign specific weights to particular criteria and nominees are not required to possess any particular attribute. The key qualifications and other considerations set forth in the Company’s Corporate Governance Guidelines are set forth below.

™	Qualifications:

■	Reputation for highest ethical standards and integrity consistent with Quest Diagnostics’ values of Quality, Integrity, Innovation, Accountability, Collaboration and Leadership; and

■	Relevant experience such as:

•	Chief Executive Officer or Chief Operating Officer (or similar responsibilities) current or past;

•	Demonstrated expertise in business function(s) such as sales, operations, finance, strategy, legal or human resources; or

•	Medical practitioner and/or science and health thought leader.

™	Other considerations:

■	Independence;

■	Prior experience as a director or executive officer of a public company;

■	Number of current board positions and other time commitments; and

■	Overall range of skills, experience and seniority represented by the Board as a whole.

The Governance Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Stockholders may recommend candidates for consideration as director by sending an email to our Chairman at ChairmanoftheBoard@QuestDiagnostics.com or writing to the full Board or any independent Board member, c/o Corporate Secretary, Three Giralda Farms, Madison, New Jersey 07940. The recommendation should contain the proposed nominee’s name, biographical information and relationship to the stockholder. The Governance Committee evaluates stockholder recommendations for director candidates in the same manner as other director candidate recommendations. Stockholders may also nominate director candidates. See “Frequently Asked Questions” beginning on page 62 for information regarding the process and deadline for stockholders to submit director nominations for the 2014 annual meeting.

When the Governance Committee identifies a need to add a new Board member, the Governance Committee identifies candidates by seeking input from Board members and considering recommendations for nominees submitted by other sources, including stockholders. The Governance Committee also from time to time hires third-party search firms to assist in identifying and evaluating candidates for nomination. After the Governance Committee ranks the candidates, the Chairman of the Board, the President and Chief Executive Officer and other Board members interview the candidates selected by the Governance Committee. Members of senior management also may interview candidates. After the interview process, the Governance Committee re-assesses the candidates and then makes its recommendation for director candidates to the Board, which determines which candidates are nominated for election by the stockholders or elected by the Board.

Board Committees

During 2012, the Board held 13 meetings. In order to fulfill its responsibilities, the Board has delegated certain authority to its committees. There are five standing committees. Each of our incumbent directors attended at least 75% of the total number of meetings of the Board and the committees on which he or she served. Any director may attend meetings of any committee of which the director is not a member. The following table shows the membership of each of the committees during 2012 and the number of meetings held by each committee in 2012.

	Audit and Finance	Compensation	Governance	Quality, Safety & Compliance	Executive
John C. Baldwin, M.D.
Jenne K. Britell, Ph.D.
William F. Buehler
Surya N. Mohapatra, Ph.D. (1)
Gary M. Pfeiffer
Timothy M. Ring
Daniel C. Stanzione, Ph.D. (1)
Stephen H. Rusckowski (1)
Gail R. Wilensky, Ph.D.
John B. Ziegler
Number of meetings	13	7	4	5	0

(1)

Dr. Mohapatra ceased to be a member of the Executive Committee when he ceased to be a director on April 30, 2012. On May 1, 2012, Dr. Stanzione, who had been a member of the Executive Committee, became its Chair, and Mr. Rusckowski joined the committee.

For each year, a schedule of Board meetings is established before the year begins. Committee meetings are generally scheduled for the day before, or the day of, meetings of the full Board, except that meetings of the Executive Committee are scheduled only when needed. The Board and each committee also hold such additional meetings as the Board or committee, respectively, determines necessary or appropriate.

A brief description of each of the Board committees and their functions is set forth below. Additional information about the committees can be found in their charters, which are available on our corporate governance website at www.QuestDiagnostics.com/governance.

Audit and Finance Committee

The Audit and Finance Committee:

•

Assists the Board in monitoring the quality and integrity of the financial statements and financial reporting procedures of the Company and the Company’s compliance with legal and regulatory requirements.

•	Oversees management’s accounting for the Company’s financial results and reviews the timeliness and adequacy of the reporting of those results and related judgments.

•	Oversees the internal audit function and makes inquiry into the audits of the Company’s books performed internally and by the outside independent registered public accounting firm.

•	Appoints the independent registered public accounting firm, monitors its qualifications, independence and performance, approves its compensation and pre-approves the services it performs.

•	Reviews with the Company’s independent registered public accounting firm, and informs the Board of, any significant accounting matters, including critical accounting policies and judgments.

•	Advises and makes recommendations with regard to certain financing transactions and other significant financial policies and actions.

•

Establishes procedures for the receipt, retention and treatment of complaints relating to accounting and internal accounting controls, and for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters.

•	Reviews and reports to the Board on the Company’s management of its financial resources.

•	Reviews annually its performance.

The Board has determined that each of Dr. Britell and Mr. Pfeiffer qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission. For descriptions of the experience of Dr. Britell and Mr. Pfeiffer, see “Proposal No. 1—Election of Directors” beginning on page 1.

Compensation Committee

The Compensation Committee:

•

Reports to the Board with respect to the performance of the Chief Executive Officer and reviews and approves the compensation of the Chief Executive Officer based on the directors’ evaluation of the Chief Executive Officer and the Company’s financial performance, competitive compensation data and other factors.

•	Oversees the performance of other executive officers and annually reviews and approves their annual base salary, annual incentive compensation and long-term incentive compensation.

•

Annually reviews the compensation arrangements for the Company’s executive officers to assess whether they encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

•	Annually reviews and recommends to the Board the compensation of the Company’s non-employee directors.

•

Administers, or makes recommendations to the Board regarding, the equity-based, incentive compensation and retirement plans, policies and programs of the Company. The Committee may delegate the administration of plans, policies and programs as appropriate, including to executive officers of the Company and to the Company’s Human Resources department.

•	Supports the Board in the senior management succession planning process.

•	Reviews and approves, for executive officers, employment agreements, severance benefits and other special benefits.

•	Reviews annually its performance.

For a discussion of the role of executive officers and compensation consultants in connection with determining or recommending executive compensation, see “Compensation Discussion and Analysis” beginning on page 17.

Governance Committee

The Governance Committee:

•

Identifies individuals qualified to become Board members, and reviews and recommends possible candidates for Board membership, taking into account such criteria as independence, diversity, age, skills, occupation and experience in the context of the needs of the Board.

•	Reviews the structure of the Board, its committee structure and overall size.

•	Monitors developments in corporate governance.

•	Reviews the Company’s Corporate Governance Guidelines and recommends to the Board such changes to the Guidelines, if any, as the Committee may determine.

•	Recommends assignments of directors to Board committees.

•	Reviews relationships and transactions of directors, executive officers and senior financial officers for possible conflicts of interest.

•	Monitors compliance with the Company’s Code of Business Ethics.

•

Reviews and approves transactions or proposed transactions in which a related person is likely to have a direct or indirect material interest pursuant to the Company’s Statement of Policy and Procedures for the Review and Approval of Related Person Transactions.

•	Oversees the Board and each Board committee in their annual self-evaluation.

•	Reviews annually its performance.

Quality, Safety & Compliance Committee

The Quality, Safety & Compliance Committee:

•

Reviews the Company’s policies, programs and performance relating to billing compliance, environmental health and safety, equal opportunity employment practices, fraud and abuse, and medical quality assurance.

•

Reviews the organization, responsibilities, plans, results, budget and staffing of the Company’s Compliance Department, and reviews significant reports to management, or summaries thereof, regarding the Company’s compliance policies, practices, procedures and programs and management’s responses thereto.

•	Monitors significant external and internal investigations of the Company’s business as they relate to possible violations of law by the Company or its directors, officers, employees or agents.

•	Monitors significant regulatory, legislative and legal developments affecting the Company’s business.

•	Monitors material legal and medical quality matters and compliance with legal and regulatory requirements, and reports to the Audit and Finance Committee regarding the same.

•	Reviews annually its performance.

Executive Committee

The Executive Committee may act for the Board, except with respect to certain major corporate matters, such as mergers, election of directors, removal of directors or the Chief Executive Officer, amendment of the Company’s charter or by-laws, declaration of dividends and matters delegated to other Board committees.

Board Leadership Structure and Role in Risk Oversight

In 2012, our Board elected a non-executive Chairman of the Board to lead it. For nearly ten years before that, our independent directors had selected a Lead Independent Director, and the Board retains the flexibility to revise our leadership structure if, in the exercise of its fiduciary duty, the Board determines that a different structure is appropriate. Currently, the Board believes that having a non-executive Chairman helps the administration and organization of the Board and facilitates the effective conduct of its duties, including the activities of the independent directors. The principal responsibilities of the Chairman of the Board are to:

•	preside over meetings of the Board of Directors, including any executive session of the non-management directors or the independent directors;

•	prepare, with the participation of the President and Chief Executive Officer, the agendas for Board meetings;

•	serve as a Chair of the Board’s Executive Committee;

•	coordinate providing timely feedback from the directors to the President and Chief Executive Officer;

•	serve as the principal contact for stockholder communications with the Board; and

•	monitor, and if appropriate discuss with other directors, communications received from stockholders and others.

The Board plays an active role in overseeing the Company’s key risks and has considered its role in risk oversight in determining the current Board leadership structure. The Company’s management is responsible for managing the risks, which it does through a committee of senior managers that leads the Company’s enterprise risk management program. The Board has delegated to its Audit and Finance Committee primary responsibility for overseeing that program. The Audit and Finance Committee receives periodic updates regarding the program. In addition, the Board’s Quality, Safety and Compliance Committee reviews the adequacy and effectiveness of policies and programs to ensure the Company’s compliance with laws and regulations applicable to its business (other than securities and accounting laws and regulations, which the Audit and Finance Committee oversees), and regularly receives reports regarding these topics. In addition, the Compensation Committee annually reviews the compensation arrangements for the Company’s executive officers to assess whether they encourage risk taking that is reasonably likely to have a material adverse effect on the Company. Each of these committees regularly updates the Board regarding its activities. In addition, each year the full Board of Directors reviews the enterprise risk management program.

Related Person Transactions

The Company has a written policy pursuant to which it evaluates proposed transactions involving a related person and the Company in which the amount involved exceeds $120,000. A related person is any director or executive officer of the Company, any immediate family member of a director or executive officer, or any person who owns 5% or more of the Company’s outstanding common stock. The office of the General Counsel is primarily responsible for the administration of the policy and for determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. Certain transactions are defined not to be related person transactions under the policy.

The Governance Committee reviews any proposed transaction in which a related person has a direct or indirect material interest, except for any compensation arrangements involving an immediate family member of a director or an executive officer. In the event that the General Counsel becomes aware of a related person transaction not approved in advance, the General Counsel will arrange for the related person transaction to be reviewed and, if appropriate, ratified at the next regularly scheduled meeting of the Governance Committee. Any member of the Governance Committee who is a related person with respect to a transaction under review may not participate in any review, consideration or approval of the transaction.

In considering any related person transaction, the Governance Committee determines whether the transaction is fair to the Company. In considering a proposed transaction involving a director or the immediate family member of a director, the Governance Committee also assesses whether the proposed transaction could reasonably be expected to impact the independence of the director under the Company’s Corporate Governance Guidelines, the New York Stock Exchange listing standards or other applicable rules.

Compensation arrangements involving an immediate family member of an executive officer are reviewed and approved by the Chief Executive Officer and the Senior Vice President, Chief Human Resources Officer, unless such person is an immediate family member of the Chief Executive Officer, in which case the compensation arrangement is approved by the Compensation Committee. Compensation arrangements involving an immediate family member of a director are reviewed and approved by the Compensation Committee.

STOCK OWNERSHIP INFORMATION

We encourage our directors, officers and employees to own our common stock; owning our common stock aligns their interests with the interests of our stockholders. The Company maintains stock ownership and retention guidelines for its directors and executive officers. Under the guidelines for directors, each director’s ability to sell shares associated with equity awards is limited until the director owns not less than 6,000 shares of our common stock. The guidelines for our executive officers are discussed in “Compensation Discussion and Analysis—Executive Summary—Compensation Actions Taken During 2012” beginning on page 17.

The following tables show the number of shares of the Company’s common stock beneficially owned by (1) each person who is known to the Company to own beneficially more than 5% of the Company’s common stock, (2) each director of the Company and each nominee, (3) each named executive officer currently in office, (4) two former executive officers and (5) all directors, nominees and current executive officers of the Company as a group. Information in the table regarding the Company’s directors and executive officers is provided as of March 6, 2013.

Name	Number of Shares Beneficially Owned	Percentage of Class
BlackRock, Inc. (1)	10,345,730	6.51
Aberdeen Asset Management plc (2)	10,158,810	6.39
T. Rowe Price Associates, Inc. (3)	10,007,620	6.20
The Vanguard Group (4)	9,264,074	5.82
Capital World Investors (5)	8,965,000	5.60

(1)

The business address of BlackRock, Inc. is 405 East 52nd Street, New York, New York 10022. The ownership information is based on the information contained on a Schedule 13G/A filed by BlackRock with the SEC on February 5, 2013.

(2)

The business address of Aberdeen Asset Management PLC (“Aberdeen”) is 10 Queens Terrace, Aberdeen, Scotland X0 AB10 1YG. The ownership information is based on the information contained in a Schedule 13G/A filed by Aberdeen with the SEC on January 25, 2013.

(3)

The business address of T. Rowe Price Associates, Inc. (“Price Associates”) is 100 E. Pratt Street, Baltimore, MD 21202. The ownership information is based on the information contained in a Schedule 13G/A filed by Price Associates with the SEC on February 6, 2013.

(4)

The business address of The Vanguard Group (“Vanguard”) is P.O. Box 2600, V26, Valley Forge, PA 19482-2600. The ownership information is based on the information contained in the Schedule 13G filed by Vanguard with the SEC on February 13, 2013.

(5)

The business address of Capital World Investors (“Capital”) is 333 South Hope Street, 55th Floor, Los Angeles, California 90071. The ownership information is based on the information contained in the Schedule 13G/A filed by Capital with the SEC on February 13, 2013.

Name	Shares(1)	Shares Subject to Stock Options Exercisable within 60 days(2)	Total(3)	Shares Underlying Stock Units(4)
Named Executive Officers Currently in Office
Stephen H. Rusckowski	28,381	56,200	101,172	53,619
Robert A. Hagemann (5)	136,241	439,773	579,001	23,292
Jon R. Cohen	36,307	125,600	163,584	16,247
Catherine T. Doherty	57,158	214,529	273,825	16,320
Michael E. Prevoznik	35,961	275,867	313,287	12,136
Directors
John C. Baldwin	6,000	18,037	24,593	3,292
Jenne K. Britell	8,937	36,037	45,530	4,959
William F. Buehler	20,402	56,037	76,995	3,292
Gary M. Pfeiffer	8,993	46,037	55,030	4,959
Timothy M. Ring	-	4,911	4,911	2,798
Daniel C. Stanzione	16,328	56,037	72,921	3,292
Gail R. Wilensky	10,104	66,037	76,697	3,292
John B. Ziegler	8,672	59,867	69,095	6,626
All directors and executive officers as a group (16 persons) (6)	376,526	464,969	1,876,835	196,999
Former Executive Officers
Joan E. Miller	76,609	162,662	243,454	—
Surya N. Mohapatra	262,084	575,689	837,773	—

(1)	Each person has sole voting power and sole dispositive power.

(2)

Includes shares of common stock which are subject to options issued under the Employee Plan or the Long-Term Incentive Plan for Non-Employee Directors, as applicable, that were exercisable as of, or would become exercisable within 60 days of, March 6, 2013.

(3)

Includes shares of common stock which are subject to restricted share unit awards issued under the Employee Plan or the Long-Term Incentive Plan for Non-Employee Directors, as applicable, and that would convert to common stock within 60 days of March 6, 2013. Each executive officer and director beneficially owned less than 1% of the shares of common stock outstanding. All current directors and current executive officers as a group beneficially own 1.19% of the common stock outstanding.

(4)	Shares of common stock corresponding to restricted share units reported in this column are not beneficially owned and are not included in the total column in this table.

(5)	Includes 34,000 shares of common stock beneficially owned indirectly by Mr. Hagemann as grantor/trustee of a qualified retained annuity trust.

(6)	Includes directors and current executive officers only.

2012 DIRECTORS COMPENSATION TABLE

The following table sets forth the 2012 compensation of our non-employee directors. Mr. Rusckowski and Dr. Mohapatra, our only employee directors during 2012, received no additional compensation for serving as directors.

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(4)	Total ($)
John C. Baldwin	69,500	113,691	94,991		278,182
Jenne K. Britell	69,500	113,691	94,991		278,182
William F. Buehler	68,750	113,691	94,991		277,432
Gary M. Pfeiffer	106,250	113,691	94,991	35	314,967
Timothy M. Ring	62,000	113,691	94,991		270,682
Daniel C. Stanzione	135,833	113,691	167,489	2,642	419,655
Gail R. Wilensky	66,500	113,691	94,991		275,182
John B. Ziegler	65,000	113,691	94,991		273,682

(1)

Includes amounts earned for 2012, including meeting fees for the fourth quarter of 2012 that were paid in January 2013. Does not include amounts paid in 2012 for 2011 meeting fees. Mr. Ring elected to receive all fees earned in 2012 in the form of stock options issued under our Long-Term Incentive Plan for Non- Employee Directors.

(2)

Represents the aggregate grant date fair values of the awards. Each of our non-employee directors received a single award of 1,975 restricted share units on May 11, 2012, which was the date of our 2012 annual stockholders meeting. Restricted share units reported in this column were valued based on the average of the high and low prices of our common stock on the grant date. As of December 31, 2012, each non-employee director held the number of restricted share units set forth beside his or her name below.

Dr. Baldwin	3,848	Mr. Ring	2,798
Dr. Britell	5,515	Dr. Stanzione	3,848
Mr. Buehler	3,848	Dr. Wilensky	3,848
Mr. Pfeiffer	4,959	Mr. Ziegler	7,182

(3)

Represents the aggregate grant date fair values of the awards. Each of our non-employee directors received an award of 6,111 stock options, and Dr. Stanzione received an additional award of 4,664 stock options for his service as non-executive Chairman of the Board and Chair of the Governance Committee, on May 11, 2012, which was the date of our 2012 annual stockholders meeting. The assumptions made when calculating the amounts in this column for 2012 awards are found in footnote 15 to the Consolidated Financial Statements of Quest Diagnostics Incorporated and its Subsidiaries, as filed with the SEC on the Company’s Annual Report on Form 10-K for 2012. As of December 31, 2012, each non-employee director held options to purchase the number of shares of the Company’s common stock set forth beside his or her name below.

Dr. Baldwin	28,222	Mr. Ring	12,720
Dr. Britell	56,222	Dr. Stanzione	70,886
Mr. Buehler	66,222	Dr. Wilensky	76,222
Mr. Pfeiffer	66,222	Mr. Ziegler	70,052

(4)

Interest in excess of 120% of the applicable federal long-term rate credited to a deferred compensation account maintained on behalf of the director under the Deferred Compensation Plan for Non-Employee Directors. Interest is credited to the account at the prime rate of Citibank, N.A. in effect on the first date of each calendar quarter.

Fees and Plans for Non-Employee Directors

None of our non-employee directors receives any consulting or other non-director fees from the Company.

Annual Cash Retainer Fees. Non-employee directors receive an annual cash retainer fee of $35,000, payable in quarterly installments of $8,750. The director who serves the chair of our Compensation Committee, and the director who serves as chair of our Quality, Safety and Compliance Committee, each receive an additional $6,000 annual fee, and the Chair of the Audit and Finance Committee receives an additional $30,000 fee.

From January 1, 2012 until April 30, 2012, our Company had a Lead Independent Director, who also served as the Chair of the Governance Committee. For such service, this director received an additional fee at an annual rate of $30,000. Effective May 1, 2012, our Company has a non-executive Chairman. For service as non-executive Chairman and Chairman of the Governance Committee, Dr. Stanzione received an additional cash retainer of $72,500.

Meeting Fees. Non-employee directors receive a meeting fee of $1,500 for attending each Board or committee meeting at which a majority of directors attend in person and $750 for attending a meeting at which a majority of directors attend by telephone.

Long-Term Incentive Plan for Non-Employee Directors. Each non-employee director participates in the Company’s Long-Term Incentive Plan for Non-Employee Directors (the “Director Plan”). The Director Plan currently authorizes the grant of non-qualified stock options and/or a stock award (which may be in the form of shares or restricted share units) on the date of the annual stockholders meeting, in such proportions as the Board may determine, covering an aggregate of not more than 20,000 shares of the Company’s common stock. If a person is appointed or elected as a director other than on the date of the annual stockholders meeting, the Board may grant to such director a prorated option and/or stock award, in such proportions as the Board may determine. The Director Plan also permits a one-time grant to a non-employee director of stock options and stock awards covering an aggregate of not more than 40,000 shares of common stock of the Company upon initial election to the Board. The annual option grants become exercisable, and annual restricted share units generally vest and convert to shares of our common stock, in three equal annual installments, beginning on the first anniversary of the grant date, regardless of whether the non-employee director remains a director.

A director may elect to receive annual retainer and meeting fees in stock options or stock awards in lieu of cash. The number of options issued in lieu of cash for the retainer and meeting fees is based on the estimated value on the grant date of such options using the lattice-based option-valuation model for recognizing expense for financial statement reporting purposes. The number of shares issued in lieu of cash for the retainer and meeting fees is based on the fair market value of the stock on the date that the cash payment would otherwise be made. Options granted in lieu of retainer and meeting fees vest immediately. Options, once vested, will be exercisable through the tenth anniversary of the date of grant even if the director’s service on the Board terminates. The aggregate number of shares of the Company’s common stock which may be issued pursuant to stock awards or the exercise of options granted under the Director Plan may not exceed 2,400,000 (subject to adjustments in certain circumstances). The exercise price of all stock options issued under the Director Plan is the fair market value of our common stock on the grant date.

Effective May 1, 2012, our Company has a non-executive Chairman. For service as non-executive Chairman and Chairman of the Governance Committee, Dr. Stanzione received an additional grant of 4,664 nonqualified stock options, granted effective May 11, 2012, delivered pursuant to the Director Plan, having a grant date value of approximately $72,500.

Deferred Compensation Plan for Directors. Under the Company’s Deferred Compensation Plan for Non-Employee Directors, each non-employee director may elect to defer, until a date specified by the director or until the director’s termination of service as a director, all or a portion of the director’s cash compensation or any stock grants awarded pursuant to the Director Plan. Cash amounts deferred may be indexed to (i) a cash account under which amounts deferred earn interest, compounded quarterly, at the prime rate of Citibank, N.A. in effect on the first date of each calendar quarter or (ii) the Company’s common stock.

Changes in Director Compensation Program for 2012. No changes were made in the compensation program for directors generally for 2012.

When the Board elected a non-executive Chairman effective May 1, 2012, the Board established the annual compensation for the non-executive Chairman as follows: (a) a cash retainer, payable on the same schedule as the Board retainer paid to each director, of $72,500; and (b) nonqualified stock options, granted effective May 11, 2012, delivered pursuant to the Director Plan, having a grant date value of $72,500.

No Changes in Director Compensation Program for 2013. No changes have been made in the director compensation program for 2013.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Committee (the “Committee”), in consultation with senior management and outside consultants, determined 2012 executive compensation after considering, among other things, the Company’s performance, the current challenging, fast-changing healthcare environment and the general market focus on executive pay. We believe that our compensation programs are balanced and reasonable. They focus on the long term and do not rely on highly leveraged incentives that encourage risky short-term behavior. Our equity programs, including the vesting features of our equity awards, combined with our senior management share retention and ownership guidelines, are designed to link executive compensation to long-term stock performance. Our performance share awards, which are generally based on a three-year performance period, reward longer-term financial and operational performance. Our annual cash incentives reward the achievement of annual performance, including operating and strategic goals (both financial and non-financial). Our executive compensation in 2012 reflects our firm commitment to pay for performance and our financial results.

Executive Summary

Building on the Company’s firm commitment to pay for performance and track record of listening to the concerns of its stockholders, the Company took strong steps in 2012 to further increase the alignment of its executive compensation program with the interests of stockholders. Executive compensation decisions and outcomes for 2012 reflect the steps taken to launch a new vision for the Company, and to develop and start to implement a new strategy to enable the Company to achieve that vision, in a challenging, fast-changing healthcare environment.

2012 Say-On-Pay Vote; Stockholder Outreach

The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay” proposal). At the Company’s annual meeting of stockholders held in May 2012, stockholders expressed substantial support for the compensation of our named executive officers, with approximately 64% of votes cast on the say-on-pay proposal voted in favor of the proposal.

Both before and after the 2012 stockholders meeting, we undertook a multi-pronged effort to gain insights that would help us to improve our executive compensation program and to understand the concerns of our investors. We held discussions with our investors, including stockholders holding approximately 40% of the Company’s outstanding common stock, to discuss our executive compensation program and the say-on-pay advisory vote. The Committee also received advice from the Committee’s independent compensation consultant, considered market practices at peer companies, held a discussion with a leading proxy advisory service and considered management recommendations based on the Company’s strategic direction and market practices.

Insights gained from these efforts, including the feedback from our investors, were evaluated by our Committee, along with the results of the say-on-pay advisory vote, and were taken into account by the Committee in taking action regarding the Company’s executive compensation program in and for 2012, including the actions discussed below under the headings “Compensation Actions Taken in 2012” (of which stockholders were strongly supportive) and “2012 Incentive Payment Outcomes and Additional Compensation Highlights.” Other than taking such actions, the Committee reaffirmed the elements of our executive compensation program and policies. The Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions regarding our executive officers.

Compensation Actions Taken in 2012

The Committee is firmly committed to pay for performance and took numerous steps to strengthen our executive compensation program and to enhance the alignment of pay and performance.

•

We rebalanced the mix of awards in our equity program to increase the portion allocated to performance shares and stock options and decrease the percentage allocated to restricted share units (“RSUs”). Annual equity awards now consist of 40% stock options, 40% performance shares and 20% RSUs. We include RSUs in our equity program because we do not offer a pension benefit and we believe that RSUs positively impact employee engagement and retention and align employee interests with the interests of our stockholders over the long term.

•

The performance metrics for performance share awards, which are earned over a three-year performance period, are based 50% on average return on invested capital and 50% on revenue growth. We believe, based on a study conducted at the request of the Committee by an independent consultant, that these metrics are highly correlated with long-term stockholder value creation.

•

In 2012, the Committee reduced the value of the equity awards for our named executive officers (other than Mr. Rusckowski, who joined the Company in 2012) for the second consecutive year. The Committee believed that the reduction was appropriate based on its annual review of competitive pay practices (see “Competitive Pay Information” beginning on page 23) and in light of the Company’s executive compensation philosophy (see “Executive Compensation Philosophy and Components” beginning on page 21).

•

The Board named a highly qualified new Chief Executive Officer and President, Mr. Rusckowski. Mr. Rusckowski’s “normal” base salary, annual incentive compensation and long-term compensation were near the median of the compensation packages provided to executives with comparable positions in the Company’s peer group. In addition, his “normal” compensation is significantly lower than the compensation of our prior Chief Executive Officer. See “CEO Compensation” beginning on page 19.

•

The terms and conditions of Mr. Rusckowski’s employment agreement were responsive to stockholder concerns. See “CEO Compensation” and “Employment Agreements” beginning on pages 19 and 42, respectively.

•	The Committee eliminated tax gross-ups from our Executive Officer Severance Plan.

•	The Committee strengthened the prohibition on option repricing in our Employee Plan.

•	The Board adopted an incentive compensation recoupment (or “clawback”) policy. See “Executive Compensation Philosophy and Components,” beginning on page 21.

•

The Board enhanced the share ownership and retention guidelines for our executives that it originally adopted in 2005. See “Executive Share Retention Guidelines; Policies Regarding Hedging and Pledging,” beginning on page 35.

•	We do not provide our officers with a supplemental executive retirement plan.

2012 Strategic Repositioning and Performance

In May 2012, the Board brought a new CEO in from outside the organization. 2012 was a transition year for the Company as it worked to position itself for future success. Management took decisive action to better position the Company for the future and began laying the groundwork for restoring growth.

•	Management launched a new vision for our Company, and introduced a five-point business strategy, grounded in today’s realities, to help achieve our new vision and our goals.

•	Refocus on diagnostic information services. We conducted a thorough review of our portfolio, to evaluate all assets to ensure a strong strategic fit.

■	We are refocusing on diagnostic information services, evaluating options with respect to certain assets and refocusing certain businesses.

■	We sold our OralDNA salivary diagnostics business and determined to sell our HemoCue diagnostic products business.

•

Drive operational excellence. Improving our operations will enhance customer satisfaction, employee engagement and stockholder value; improve our competitiveness; and strengthen our foundation for growth. To drive operational excellence, we will focus on enhancing our end-to-end customer value chain, enterprise information technology architecture, business performance tools and cost excellence.

■

We increased the expected savings from our cost excellence program, Invigorate. It is now expected to deliver $500 million in annual savings in 2014 compared to the 2011 baseline, and $600 million run rate savings as the Company exits 2014.

■	In 2012, we delivered annual realized savings under the program of $160 million, with a run rate exiting the year of approximately $200 million—both in excess of our goals.

•

Restore growth. We are pursuing seven tactical approaches to restore growth. Three of these approaches have a near-term focus: sales and marketing excellence; grow esoteric testing through a disease focus; and partner with hospitals and IDNs.

■	The remaining four growth approaches have a longer-term focus: succeed internationally; create value from information assets; lead in companion diagnostics; and extend in adjacent markets.

•

Simplify the organization to enable growth and productivity. We are simplifying and restructuring the organization, including reducing management layers, so that we can better focus on our customers and speed decision-making.

■

We launched our new organization structure, including for our Diagnostic Information Services business, which is managed functionally and reports directly to Mr. Rusckowski. We also identified our new senior management team, including several newly-hired key executives.

■	We announced plans to eliminate three management layers, and approximately 400 to 600 management positions, by the end of 2013.

•

Deliver disciplined capital deployment and strategically aligned accretive acquisitions. We are focused on increasing stockholder returns and returns on invested capital through a framework that encompasses improving operating performance and disciplined capital deployment.

■

In 2012, we used the majority of our free cash flow to reduce outstanding debt by over $650 million and achieve our targeted debt/EBITDA ratio in the range of 2 – 2 1/4 times, maintaining our strong BBB credit rating.

■

At our first-ever Investor Day in November 2012, we reaffirmed our commitment to return a majority of our free cash flow to our stockholders and announced a 76% increase in our quarterly common stock dividend, from $0.17 per common share to $0.30 per common share, effective in January 2013. This brings to three fold the increase in the dividend since 2011.

■	We repurchased $200 million of our common stock.

■	We announced our acquisition of UMass Memorial Medical Center’s clinical and anatomic pathology outreach laboratory businesses and our planned “lab of the future” in Marlborough, Massachusetts.

•

In a challenging environment, including the impact of Hurricane Sandy, we delivered revenues from continuing operations of $7.4 billion, essentially unchanged from 2011, and operating income from continuing operations of $1.2 billion.

•

Total return to stockholders was up 1.5% for 2012. Although this result was below our peer group and below the S&P 500, we took strong steps, discussed above, to position the Company for better future performance and to better structure our executive compensation program to foster improved performance.

•	We generated record cash from operations and, driven by the strong progress in our Invigorate program, expanded operating margins.

CEO Compensation

In 2012, our Board approved an employment agreement with Mr. Rusckowski to secure his services as President and Chief Executive Officer. The employment agreement provided for a base salary for 2012 of $1,050,000. It also provided for a target annual incentive of 130% of base salary. To induce

Mr. Rusckowski to join the Company in mid-2012, the agreement also provided, as a one-time event, that his 2012 annual incentive would be no less than his target incentive, based on a full year of base salary.

The employment agreement further provided a one-time cash payment of $500,000 to Mr. Rusckowski to compensate him for certain forfeitures incurred in connection with the termination of his employment with his immediately preceding employer and to induce him to join the Company. This cash payment is refundable in full if, at any time prior to May 1, 2013, Mr. Rusckowski voluntarily terminates employment without “Good Reason” or if the Company terminates Mr. Rusckowski’s employment for “Cause.”

The employment agreement also provided for several equity awards to Mr. Rusckowski. These equity awards are discussed under the heading “Long-Term Incentive Awards – 2012 Equity Awards—Mr. Rusckowski,” beginning on page 32. He received:

•	An award of options, performance shares and RSUs for 2012, as a normal part of 2012 compensation, consistent with the equity awards granted to our other executive officers;

•

Performance share awards for the periods ending December 31, 2012 and December 31, 2013. These performance share awards were designed to align Mr. Rusckowski’s interests with the interests of the Company’s stockholders in respect of performance periods begun before 2012 but concluding after he commenced employment; and

•

A sign-on award of 20,000 RSUs that generally vest 50% in April 2013 and 50% in April 2014. This award was designed to compensate Mr. Rusckowski for certain forfeitures incurred in connection with the termination of his employment with his immediately preceding employer and to induce him to join the Company, and simultaneously to align his interest with the interest of the Company’s stockholders.

In negotiating Mr. Rusckowski’s employment agreement, we were responsive to stockholder concerns regarding the Company’s employment agreement with our prior CEO. The base salary, annual incentive compensation and ongoing long-term compensation provided under the employment agreement with Mr. Rusckowski were near the median of the compensation packages provided at the time to executives with comparable positions in the Company’s peer group and were significantly lower than the compensation package of our prior CEO. In addition, unlike the previous CEO’s agreement, under Mr. Rusckowski’s employment agreement:

•	Mr. Rusckowski is not entitled to a supplemental executive retirement plan;

•	The terms of Mr. Rusckowski’s ongoing equity awards are the same as those of the Company’s other executive officers;

•	Mr. Rusckowski has a double trigger change-in-control provision for cash severance payments; and

•	Mr. Rusckowski is not entitled to tax gross ups for any severance payments.

In November 2012, the Committee confirmed that no portion of Mr. Rusckowski’s 2013 compensation is guaranteed. Other than Mr. Rusckowski’s base salary, all of his 2013 compensation is performance based. His 2013 annual cash incentive and performance share awards will be payable only upon achievement of objective performance metrics.

In addition, none of the catch-up and inducement awards Mr. Rusckowski received in 2012 will be repeated in 2013, because they are not part of his “normal” compensation. The following chart provides a comparison, for illustration purposes, of Mr. Rusckowski’s 2012 and target 2013 compensation.

	2012 Actual	2012 “Normal”	2013 Target Estimate

Base Salary	682,500	1,050,000	1,050,000

Annual Cash Incentive (guaranteed)*	1,365,000	N/A	N/A

Annual Cash Incentive (target)	—	1,365,000	1,365,000

Annual Equity Grant (at target)	6,699,080	6,700,000	6,700,000

Make Whole/Sign on Awards

Pro-rata Performance Share Grant for Period Ending December 31, 2012 (at target)	595,596	N/A	N/A

Pro-rata Performance Share Grant for Period Ending December 31, 2013 (at target)	1,488,931	N/A	N/A

Sign-on Bonus	500,000	N/A	N/A

RSU Grant to Replace Awards Forfeited at Former Employer	1,163,500	N/A	N/A

Total	12,494,607	9,115,000	9,115,000

*For 2012, Mr. Rusckowski’s target annual cash incentive was guaranteed.

2012 Incentive Payment Outcomes and Additional Compensation Highlights

Payouts for our annual incentive awards and performance share awards demonstrate how we align pay for our named executive officers with performance. Please see the charts, on page 25 and 30, respectively, discussing our historical payouts for our annual incentive awards and performance share awards.

•

For 2012, the aggregate annual cash incentive payments for our named executive officers (other than Mr. Rusckowski, whose annual cash incentive was paid at a guaranteed level) under the Senior Management Incentive Plan (“SMIP”), as compared to target, were 72% of target. This is lower than the payout percentage, 88%, for 2011.

•

The performance share awards for the 3-year performance period ended December 31, 2011 paid at 117% of target. The performance measure for these awards was the compound annual growth rate of the Company’s fully diluted EPS from continuing operations.

•

The performance share awards for the 3-year performance period ended December 31, 2012 paid at 33% of target. The performance measure for these awards was the compound annual growth rate of the Company’s fully diluted EPS from continuing operations.

•

In February 2013, for the third consecutive year, the Committee awarded to our named executive officers (other than Mr. Rusckowski, who joined the Company in 2012) long-term incentive awards having a value below the value of the awards made in the preceding year. As a result, in 2013 the pay opportunity for our named executive officers is nearer to the peer group median than before.

•

In December 2012, the Committee determined that, absent a change in responsibilities, the 2013 base salary for each named executive officer currently employed by the Company would not be increased from the 2012 level.

Executive Compensation Philosophy and Components

The objective of our executive compensation program is to attract and retain talented executives who have the skills and experience required to help us achieve our strategic objectives and advance the long-term interests of our stockholders. The compensation opportunity for our named executive officers is directly tied to corporate performance, both financial and non-financial results, and individual performance.

The principal components of compensation for our named executive officers are:

•	Base salary;

•	Annual performance-based cash incentives, generally paid under the SMIP;

•	Long-term incentive awards issued under the Employee Long-Term Incentive Plan (“Employee Plan”) in the form of stock options, RSUs and performance shares; and

•

Deferred compensation, including Company matching contributions or credits, under the tax-qualified Quest Diagnostics Profit Sharing Plan (the “401(k) Plan”) and the non-qualified Supplemental Deferred Compensation Plan (“SDCP”).

Our executive compensation program is designed to:

•	Attract and retain talented executives;

•	Incent executives to achieve results that appropriately balance the short-term and the long-term interests of our stockholders, employees and customers;

•	Reward corporate and individual performance;

•	Support our business strategy and financial objectives; and

•	Provide flexibility and responsiveness to changing business conditions, as well as the growth and diversification of the Company.

Under our pay for performance approach, significantly more than half of the total compensation of our executive officers is performance-based, in the form of annual incentive compensation and long-term incentive awards. For Mr. Rusckowski, approximately 88% of his target total compensation for 2013, as shown in the table on page 21, is performance-based. In addition, the greater portion of the incentive awards of our executive officers is focused on long-term awards (equity), to drive stockholder value.

In 2012 the Committee adopted our Incentive Compensation Recoupment Policy (commonly known as a “clawback” policy). The recoupment policy covers all of our current and former executive officers, our principal accounting officer and any other employee who receives an equity award under our Employee Plan. Under the policy, equity awards are subject to recoupment and recovery by the Company, including after the awards have been settled or paid, if a performance measure considered by the Committee in making the award is adjusted or restated in a manner that would have had the effect of reducing the size of the award when made. In addition, if a covered employee engaged in gross negligence or intentional misconduct that contributed to the award or payment of incentive compensation that is greater than would have been paid or awarded absent the misconduct, we may seek to recover the entire award or payment, or take other remedial and recovery action, as determined by the Committee. Thus, for example, if supervisory personnel covered by the policy were to engage in gross negligence or intentional misconduct, the policy would apply.

Setting Executive Compensation

The Committee establishes the Company’s general compensation philosophy in consultation with our Chief Executive Officer and Senior Vice President, Chief Human Resources Officer and with input from the Committee’s external compensation consultant. The Committee oversees our executive compensation program and regularly monitors our executive compensation to ensure adherence to our compensation philosophy. The Committee also annually reviews the compensation arrangements for the Company’s executive officers to assess whether the arrangements encourage risk taking that is reasonably likely to have a material adverse effect on the Company. The Committee conducted an annual review in February 2013 and concluded that the compensation arrangements for the Company’s executive officers do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

The Committee engaged Pay Governance LLC as its external compensation consultant. At the Committee’s request, the consultant provided analyses and information regarding market practices and trends in executive and director compensation. In 2012, the consultant performed services for the Committee, but not for the Company. Pay Governance periodically meets with the Committee’s Chairman to discuss compensation matters, and periodically participates in private sessions of the Committee (without Company employees present). The consultant’s work for the Committee has not raised any conflicts of interest.

Role of Executive Officers in Compensation Process

The Chief Executive Officer recommends to the Committee individual compensation adjustments for the executive officers, other than himself, based on market data and Company and individual performance. He also recommends incentive compensation measures to align compensation with our corporate objectives. The Chief Executive Officer is present during the portions of Committee meetings in which compensation decisions regarding the named executive officers other than the Chief Executive Officer are reviewed and decided, but the Committee retains the final authority for all such decisions.

Competitive Pay Information

For each named executive officer, the Committee annually reviews performance and approves all elements of compensation, including base salary, annual incentive awards and long-term incentive awards, except for our broad-based employee benefit programs. After the Committee approves the compensation of our named executive officers, the Committee reports the compensation to the full Board.

To assist the Committee with its review, our Human Resources department, in consultation with the Committee’s consultant, annually prepares analyses of each named executive officer’s compensation, including tally sheets. The review includes current and prior year compensation information regarding base salary, target and paid annual incentive compensation, deferred compensation activity and balances, aggregate equity grant values, perquisites, and all other compensation, as well as estimates of the amounts payable to each named executive officer upon termination of employment under various circumstances, including termination in connection with a change in control.

The compensation targets for, and compensation earned by, each named executive officer are analyzed relative to market data for comparable positions in a peer group. During 2012, the peer group consisted of the following 16 companies in the healthcare services, equipment and distribution industries.

• C.R. Bard, Inc.	• Hospira, Inc.
• Baxter International Inc.	• Laboratory Corporation of America Holdings
• Becton, Dickinson and Company	• Medtronic, Inc.
• Boston Scientific Corporation	• Omnicare, Inc.
• Covidien PLC	• Owens & Minor, Inc.
• DaVita Inc.	• St. Jude Medical, Inc.
• Express Scripts Holding Company	• Stryker Corporation
• Henry Schein, Inc.	• Zimmer Holdings, Inc.

For the named executive officers, the Committee establishes target compensation consistent with comparable positions in the peer group and provides our named executive officers with the opportunity to earn greater rewards for performance that exceeds established goals. For each named executive officer, the key elements of base salary, annual incentive compensation, and long-term incentives, as well as the mix of these elements of direct compensation, are compared, to the extent possible, with amounts received by executives holding similar positions at companies in our peer group. We adjust the comparisons to take account of different scope of job responsibility where appropriate. Specific consideration is given to the weighting of fixed and at-risk components of pay relative to the peer group. No single element of compensation is set without considering the total direct compensation of the named executive officers relative to the marketplace, as well as the impact of any change on the other components of our pay model. The economic value of each participant’s prior equity awards at the date of grant is considered when setting annual compensation packages. We do not take into account realized or unrealized gains from previous equity awards in setting subsequent total compensation levels. Our practice is to establish base salary, annual cash incentive targets and long-term incentive award levels and terms to deliver total direct compensation at market competitive levels, depending upon the named executive officer’s responsibilities, expertise and experience, along with individual and Company performance. Based on the 2012 review, the total direct compensation for Mr. Rusckowski, the Chief Executive Officer (excluding sign-on and other inducement awards), was in the 62nd percentile of the peer group, while the total direct compensation for the other named executive officers, excluding Dr. Mohapatra and Dr. Miller, ranged from the 42nd to the 81st percentile. As discussed below, (1) Dr. Mohapatra’s total direct compensation for 2012 was determined based on the Transition Agreement discussed beginning at page 35 and did not include a long-term incentive award, and (2) Dr. Miller’s total direct compensation for 2012 was significantly impacted by amounts that she received under the Executive Officer Severance Plan and did not include annual incentive compensation.

Pay Components

Base Salary

We pay base salary to our executives to provide them a steady source of income for their exclusive services to the Company. The Committee annually reviews and approves base salaries for the named executive officers. Consistent with our executive compensation philosophy, base salaries are set at levels competitive with the peer group. The Committee determined 2012 base salary adjustments based on an assessment of our 2011 results and each named executive officer’s position, performance, scope of responsibility, current salary level and market comparables. 2011 was a year of significant progress for the Company. Despite a further decline in physician office visits, revenues of $7.5 billion increased 1.9% from 2010. We completed the acquisitions of Athena Diagnostics and Celera Corporation, establishing a solid foundation in the four critical areas of cancer, cardiovascular disease, infectious disease and neurological disorders. We began Invigorate, our multi-year cost excellence program, with a $500 million target. We returned $1 billion to stockholders through a combination of share repurchases and dividends, and announced a 70% increase in our dividend beginning in 2012. After considering these factors, effective January 1, 2012, the Committee established the 2012 base salary for each named executive officer identified in the following chart, except Dr. Mohapatra, at the level and reflecting the increase set forth in the chart.

	Increase in Base Salary (%)	2012 Base Salary ($)
Robert A. Hagemann	2.5	571,160
Dr. Jon R. Cohen	1.8	573,900
Catherine T. Doherty	14.3	520,000
Michael E. Prevoznik	2.4	492,135
Former Executive Officer
Dr. Surya N. Mohapatra	—	1,231,122
Dr. Joan E. Miller	3.8	520,000

The base salary increase for Ms. Doherty reflected her promotion to a new position in 2011, and the base salary increases for the others was generally consistent with the budgeted level for 2012 salary increases for other Company employees.

Mr. Rusckowski began employment with the Company on May 1, 2012. The Committee approved Mr. Rusckowski’s base salary of $1,050,000 per annum when it approved his employment agreement in April 2012. For a discussion of Mr. Rusckowski’s employment agreement, see “CEO Compensation” and “Employment Agreements” beginning on pages 19 and 42, respectively.

Consistent with provisions of the Transition Agreement between the Company and Dr. Mohapatra, Dr. Mohapatra received in 2012 the same base salary that he received in 2011. See “Employment Agreements–Dr. Mohapatra” beginning on page 43.

The total base salary paid to each named executive officer in 2012 is reported in the “2012 Summary Compensation Table” on page 37.

2013 Actions

After discussion regarding 2013 base salaries for the named executive officers, in December 2012 the Committee determined that the 2013 base salary for each named executive officer currently employed by the Company would not be increased from the 2012 level, assuming no change in their responsibilities. 2013 base salaries will be discussed in the 2014 Compensation Discussion and Analysis.

Annual Cash Incentive Compensation

Introduction

We generally pay annual incentives in accordance with the SMIP, which our stockholders approved at our 2003 annual stockholders meeting. The Committee selects a maximum of ten participants for inclusion in the SMIP each year.

The Committee’s approach to annual incentive compensation has been:

•	Tie annual incentive compensation to key operating goals;

•	Establish targets that are challenging, yet attainable;

•	Establish targets at performance levels higher than the preceding period; and

•	Maximum payout of 2x target requires extraordinary performance.

The following table sets forth, for each year since 2005, the aggregate annual cash incentive payments as compared to target for the named executive officers then in office. Since 2005, even in years that the Company had strong financial performance, annual incentive compensation payouts never reached 1.5x target. The Committee believes that these results demonstrate the rigor of the targets adopted, that targets have been set at reasonable levels and that annual incentive compensation has been sensitive to Company performance.

Year	Incentive Payment as Compared to Target (%)
2005	82
2006	148
2007	103
2008	112
2009	129
2010	64
2011	88
2012*	72

*	Excludes the annual incentive payment to Mr. Rusckowski, because it was paid at a guaranteed level, rather than based on performance.

Annual Incentive Compensation for 2012

For 2012, we paid annual incentive compensation under the SMIP to all the named executive officers except Dr. Mohapatra and Dr. Miller. Pursuant to his Transition Agreement, Dr. Mohapatra, our former Chief Executive Officer, did not participate in the SMIP in 2012. Instead, as specified in the Transition Agreement, Dr. Mohapatra received a bonus award for 2012, based on his target bonus opportunity for 2011, pro-rated through April 30, 2012. This amount is shown in the “2012 Summary Compensation Table” under the heading “Bonus” on page 37. Dr. Miller terminated employment during 2012 and, in accordance with her separation arrangements, did not receive annual incentive compensation for 2012.

For each named executive officer who received an annual cash incentive for 2012, the threshold, target and maximum performance criteria were established with payout opportunities set at zero, one-times (1x), and two-times (2x) target incentive, respectively. Rewards for performance levels between these levels were interpolated. All annual cash incentive payments to our named executive officers are subject to the achievement of specific performance goals and, if achieved, are scheduled to be paid on or before March 15th of the year following the completion of the performance year. The Committee retains the discretion to adjust performance measures to focus on the operating performance of the Company, to avoid unintended compensation results and to ensure that participants are not inadvertently given incentives to avoid taking actions in the long-term interest of the Company and its stockholders.

For 2012, the target incentives and payouts for the named executive officers other than Dr. Mohapatra and Dr. Miller are summarized in the following chart.

	2012 Target Incentive as a % of Salary	2012 Actual Payment as a % of Target	2012 Actual Payment as a % of Salary
Mr. Rusckowski	130	100	N/A
Mr. Hagemann	90	71	64
Dr. Cohen	65	102	66
Ms. Doherty	70	56	39
Mr. Prevoznik	70	59	41

Based on the Company’s performance in 2012, Mr. Rusckowski’s payout under the SMIP for 2012 would have been at 71% of target. However, as discussed above under the heading “CEO Compensation,” beginning on page 19, to attract Mr. Rusckowski to join the Company in 2012, Mr. Rusckowski’s employment agreement provided that his 2012 annual incentive compensation would be not less than his 2012 target incentive under the SMIP, based on a full year of base salary. For 2012, Mr. Rusckowski was entitled to base salary at an annual rate of $1,050,000, and, his 2012 target incentive was 130% of base salary. Accordingly, Mr. Rusckowski was awarded annual incentive compensation for 2012 of $1,365,000.

In 2012, annual cash incentive payouts for the named executive officers were based on performance against both financial and non-financial goals, except that Mr. Rusckowski was entitled to a guaranteed minimum payout. The principal financial goals related to achieving revenue and earnings per share targets. In addition, payouts were based on performance against several strategic initiatives, comprised of both financial and non-financial goals. The following table summarizes the performance measures and the relative weights allocated to each measure for 2012 for each named executive officer that received an annual cash incentive payout. The Committee set the performance measures and relative weights for each named executive officer to reflect both the executive’s specific contribution to each particular performance measure and the importance of the measure.

Measure	Weightings
	Mr. Rusckowski (%)	Mr. Hagemann (%)	Ms. Doherty (%)	Dr. Cohen (%)	Mr. Prevoznik (%)
EPS from continuing operations	55	55	40	40	40
Revenue	25	25	25	25	30
Margin			15	20	15
Strategic initiatives	20	20	20	15	15

Total	100	100	100	100	100

The revenue targets for Mr. Rusckowski, Mr. Hagemann and, with respect to 20% of the weighting for Mr. Prevoznik, were based on the Company’s consolidated revenue. The revenue and margin targets for Dr. Cohen and Ms. Doherty were based on areas of the business for which each had responsibility. For Mr. Prevoznik, 10% of the weighting for revenues was based on the areas of the business for which he had responsibility. In addition, for Mr. Prevoznik, 10% of the margin target was based on the Company’s consolidated margin, and 5% of the margin target was based on the areas of the business for which he had responsibility. Dr. Cohen had responsibility for Hospital Services and was Chief Medical Officer. Ms. Doherty had responsibility for Physician Services. Mr. Prevoznik had responsibility for International Services and Clinical Trials.

The targets and resulting payout factors for EPS from continuing operations and consolidated revenue for 2012 were:

Measure	Target ($)	Plan Results ($)	Payout Factor %
EPS from continuing operations	4.48	4.47	99
Consolidated revenue	7,709 million	7,500* million	0

*	Includes revenues from continuing operations of $7,383 million and revenues from discontinued operations of $117 million.

The payout factors for the revenue and margin measures for the areas for which Dr. Cohen, Ms. Doherty and Mr. Prevoznik had responsibility are set forth in the following chart.

Measure	Payout Factor (%)
	Revenue	Margin
Hospital Services	43	200
Physician Services	0	0
International Services and Clinical Trials	0	5
Consolidated Margin	—	74

In 2012, four strategic initiatives were included as annual incentive goals. Each initiative was developed to deliver results during 2012 and position us for accelerated growth in revenues and earnings over the long term. The specific initiatives were set around the following four objectives:

•	Further enhance our laboratory testing quality assurance program;

•	Reduce customer attrition;

•	Further enhance our leadership team; and

•	Increase patient satisfaction.

Mr. Rusckowski, Mr. Hagemann and Ms. Doherty had these four strategic objectives, and each strategic objective was assigned a 5 percent weighting. Dr. Cohen and Mr. Prevoznik had the first three listed strategic objectives, and each was assigned a 5 percent weighting. Potential performance for each strategic initiative ranged from 0x to 2x. Performance against the four initiatives resulted in payouts factors ranging from 25 percent to 154 percent.

Earnings per diluted share (EPS) from continuing operations and revenue were weighted heavily in order to provide the proper incentive to management to stimulate profitable growth. When the Committee established these performance standards for the year, it retained discretion to adjust them to ignore the effect of certain specified items. For 2012, the Committee retained discretion to adjust EPS from continuing operations for the following items: (i) gains and losses from the sale of a business; (ii) charges related to the impairment of goodwill or intangible assets; (iii) charges related to reorganization and restructuring programs; (iv) charges related to the acquisition or integration of a company or business; (v) cumulative effect, or one-time gains or losses, associated with the adoption of accounting changes; (vi) extraordinary gains or losses; (vii) gains or losses on debt extinguishment; and (viii) effects of changes in tax laws or the rate on deferred tax assets and liabilities. The Committee selected these items because the Committee desires to incent management to focus on the operating performance of the Company and these items (1) reflect matters outside the control of participants which could create “windfall” benefits or undue penalties for participants (for example, changes in tax laws or accounting standards) or (2) accommodate the Committee’s concern not to inadvertently penalize participants for taking actions in the long-term interest of the Company and its stockholders (for example, a restructuring of operations) out of concern for the action’s impact on EPS from continuing operations

In accordance with the Quest Diagnostics policy, for fiscal year 2012 the Compensation Committee excluded several items from the Company’s results for purposes of calculating performance under the SMIP. The Committee made these adjustments, which totaled $0.55 per share, to ensure that participants would not be penalized for having made decisions intended to foster long-term value creation, rationalize operations and allow for long-term reductions in cost, but that had a negative impact on 2012 EPS from continuing operations. When exercising its discretion, the Committee also noted the Company’s significant progress in 2012, including the items discussed in “Executive Summary–2012 Strategic Repositioning and Performance” beginning on page 18. The following table reconciles the adjustments made for 2012 and provides a brief description of each adjustment.

Non-Recurring Items Excluded from 2012 SMIP Calculations

	Year Ended December 31, 2012	Explanation of Non-Recurring Adjustments
Diluted EPS from continuing operations, as reported	$3.92

Significant Non-Recurring Adjustments

Designation of Assets as Held for Sale	$0.09	Include EPS excluded from continuing operations as a result of the classification of HemoCue and OralDNA as discontinued operations in December 2012

Restructuring Charges	$0.40	After-tax charges primarily associated with workforce reductions and professional fees associated with restructuring and integrating our business

Acquisition and integration costs	$0.02	Costs related to acquisition and integration of Celera Corporation, Athena Diagnostics and S.E.D. Laboratories

CEO Succession	$0.04	Costs associated with CEO transition

Diluted EPS from continuing operations used for SMIP	$4.47

Had the Committee not made the adjustment to EPS from continuing operations, the payout factor percentage for this performance measure would have been 0%. The following table shows, on a pro forma basis, the payments that would have been made, both as a percentage of target and as a percentage of salary, had the Committee not made the foregoing adjustments (these amounts would replace the numbers under the headings “2012 Actual Payment as a % of Target” and “2012 Actual Payment as a % of Salary” in the table on page 26).

	2012 Payment as a % of Target (Pro Forma)	2012 Payment as a % of Salary (Pro Forma)
Mr. Hagemann	16	15
Dr. Cohen	62	40
Ms. Doherty	16	12
Mr. Prevoznik	19	13

Without giving effect to the adjustments to EPS from continuing operations described above, the annual incentive awards to the Company’s named executive officers in respect of 2012 as reported in the “Non-Equity Incentive Plan Compensation” column in the 2012 Summary Compensation Table on page 37 would have been as follows: Mr. Hagemann—$84,560; Dr. Cohen—$232,028; Ms. Doherty—$59,878; and Mr. Prevoznik—$65,798. Because the level of Mr. Rusckowski’s annual incentive compensation was guaranteed for 2012, his annual incentive award was unaffected by these adjustments.

2012 Conclusion

Overall, the Committee believes that the annual incentive payments made to our named executive officers for 2012 were consistent with the objectives of our executive compensation program.

2013 Actions

After discussion regarding 2013, in February 2013 the Committee determined to maintain the basic structure of the SMIP for 2013 but determined to increase the incentive targets for Dr. Cohen from 65% to 70% in order to better align his short-term incentive target with that of our other named executive officers.

Long-Term Incentive Awards

Introduction

We design our long-term incentive awards to:

•	Align management’s compensation opportunities with the interests of our stockholders;

•	Provide long-term compensation opportunities consistent with market practice;

•	Incent and reward long-term value creation; and

•	Provide a retention incentive for key employees.

In determining the value of the long-term incentive component of each named executive officer’s compensation, the Committee considers, without limitation:

•	The value of similar incentive awards to executive officers in the peer group; and

•	The individual’s scope of responsibility, performance and contribution to meeting the Company’s objectives.

The Committee is responsible in its use of equity as long-term incentive compensation. The number of shares issued in connection with our equity plans is modest as a percentage of total shares outstanding, and our equity “burn rate” is well below our industry average.

Timing of Equity Awards

It has been the Committee’s practice to make annual equity grants at a meeting held shortly after we announce our prior year’s earnings. The Committee also makes equity grants to new hires and promoted employees, and other grants in special cases, from time to time as appropriate.

The Committee has delegated to the Chief Executive Officer, in consultation with the Senior Vice President, Chief Human Resources Officer, the authority to grant, under limited circumstances, equity awards to employees other than executive officers. Pursuant to this authority, they may grant up to 20,000 options and 10,000 restricted or performance shares per quarter. In 2012, 2,700 options, 760 restricted share units and 1,196 performance shares were granted under this authority.

In addition, based on the Committee’s recommendation, the Board has authorized the Chief Executive Officer to designate employees as recipients of nonqualified stock options. The Chief Executive Officer may grant options to employees, other than executive officers, annually in amounts not exceeding 25,000 per employee and 100,000 in the aggregate. The grants must have an exercise price equal to fair market value on the grant date and other terms and conditions identical to the terms and conditions most recently approved by the Committee. In 2012, no options were granted pursuant to this authority.

Management regularly reports to the Committee grants under these two delegations of authority.

Approach to Performance Share Awards

For many years, the Committee has included an annual grant of performance shares in the long-term incentive awards to our employees, including our executive officers. Performance shares encourage a long-term view and reinforce the link between financial results and rewards. The value that they provide depends on the level of achievement of predefined performance goals over the multi-year performance period. If minimum performance levels are not achieved, the performance shares are forfeited and provide no value. New performance share awards are made each year such that participating named executive officers will participate in up to three overlapping performance periods.

For each performance share award, the Committee establishes baselines, target performance levels and the measurement period. No performance shares will be earned if a specified minimum performance level is not achieved. For performance above the threshold level, payment will vary with actual performance achieved, up to a maximum payment of 2 times the target level. Determination of the shares payable pursuant to each award is made after the end of the performance period.

The Committee’s approach to performance share awards has been:

•	Establish targets that are challenging, yet attainable;

•	Establish targets at performance levels higher than the preceding period;

•	Performance share objectives provide for similar upside and downside performance; and

•	Maximum payout of 2x target requires extraordinary performance.

The following table sets forth, for each year since 2005, the aggregate performance share award payouts as compared to target for the named executive officers then in office. Since 2005, although in some cases targets have been exceeded, performance share award payouts have never reached 1.5x target. The Committee believes that these results demonstrate the rigor of the targets adopted, that targets have been set at reasonable levels and that performance share award payouts have been sensitive to Company performance.

Year of Grant	Year Paid	Performance Share Payout as Compared to Target (%)
2005	2008	23
2006	2009	37
2007	2010	127
2008	2011	141
2009	2012	117
2010	2013	33
2011	N/A	N/A
2012	N/A	N/A

Determination of February 2009 Performance Share Awards

In February 2012, the Committee determined payment for performance share awards made in February 2009.

At the time of grant, the Committee established baselines, target performance levels and the measurement period. The performance measure was the compound annual growth rate of the Company’s fully diluted EPS from continuing operations (subject to adjustment for predefined items and calculated in accordance with the plan). The measurement period was January 1, 2009 to December 31, 2011.

When the Committee established this performance measure, it retained discretion to adjust EPS from continuing operations as reported in the Company’s financial statements to ignore the effect of certain specified items (generally the same items identified above in the discussion of annual incentive compensation, and for the same reasons). The following table shows the targeted performance levels (awards for performance between these percentiles are interpolated on a straight-line basis).

Compound annual growth rate in EPS from continuing operations (%)	Performance Shares Earned (as multiple of target number of shares)

3	0

10	1

17	2

In accordance with Quest Diagnostics policy, for purposes of calculating the award payouts, the Committee determined to adjust 2011 earnings per share from continuing operations. When exercising its discretion, the Committee noted the Company’s significant progress in 2011, including:

•	The Company’s continued strong financial performance in 2011;

•

The completion of the acquisition of Athena Diagnostics and Celera Corporation, establishing a solid foundation in the four critical disease areas of cancer, cardiovascular disease, infectious disease and neurological disorders;

•	Commencement of the $500 million multi-year cost excellence program, Invigorate; and

•	Returning $1 billion to stockholders through a combination of share repurchases and dividends, and announcing a 70% increase in the Company’s dividend beginning in 2012.

The Committee excluded several items from the Company’s results for purposes of calculating performance under the awards. The Committee made these adjustments to exclude the impact of unusual or nonrecurring items that had a negative impact on 2011 EPS from continuing operations and to incent management to make decisions that are focused on long-term value creation. These are the same adjustments that the Committee approved for the 2011 annual incentive compensation under the SMIP and were discussed in the Company’s 2012 proxy statement. The following table reconciles the adjustments, which totaled $1.51 per share, made for 2011 and provides a brief description of each adjustment.

Non-Recurring Items Excluded from 2011 from Calculation of EPS Continuing Operations

	Year Ended December 31, 2011	Explanation of Non-Recurring Adjustments

Diluted EPS from continuing operations, as reported	$2.93

Significant Non-Recurring Adjustments

Litigation settlement	$1.23	Resolution of unusual litigation

Restructuring Charges	$0.13	After-tax charges primarily associated with workforce reductions and professional fees associated with restructuring and integrating our business

Acquisition and integration costs	$0.13	Costs related to acquisition and integration of Celera Corporation and Athena Diagnostics

CEO Succession	$0.02	Costs associated with CEO transition

Diluted EPS from continuing operations used for SMIP	$4.44

The Committee determined that the compound annual growth rate in the Company’s fully diluted EPS from continuing operations for the performance period was 11.19% (below 0% if the Committee had not made the adjustment described above) and that the earnings multiple applicable to these awards during the performance period was 117% of target (increased from 0% if the Committee had not made such adjustment).

Without giving effect to the adjustment described above, there would have been no payout under the 2009 performance share awards to the Company’s named executive officers and consequently no amounts would have been reported in the 2012 Option Exercises and Stock Vested Table for these awards. Mr. Rusckowski joined the Company in May 2012 and did not receive a 2009 performance share award.

Determination of February 2010 Performance Share Awards

In February 2013, the Committee determined payment for performance share awards made in February 2010. The performance period for those awards ended on December 31, 2012. The performance measure was the compound annual growth rate of the Company’s fully diluted EPS from continuing operations (subject to adjustment for predefined items and calculated in accordance with the plan). The Committee determined that the earnings multiple applicable to these awards during the performance period was 33% of target. Determination and payment of these awards will be discussed in the 2014 Compensation Discussion and Analysis.

2012 Equity Awards

Named Executive Officers Other than Mr. Rusckowski

In February 2012, the Committee awarded long-term compensation for 2012 to the named executive officers, other than Dr. Mohapatra and Mr. Rusckowski, resulting in the equity awards shown for them in the “2012 Summary Compensation Table” and the “2012 Grants of Plan-Based Awards Table” on pages 37 and 40. In accordance with his Transition Agreement, Dr. Mohapatra did not receive an equity award in 2012. The long-term compensation awarded to Mr. Rusckowski in 2012 is discussed below.

In considering the size of the award for each named executive officer, the Committee considered the factors described above, including the performance of the Company and the executive during 2011 and the competitive market for executive talent. In an effort to maintain market competitive levels in the total compensation of our named executive officers, and in conjunction with a Company-wide effort to reduce the Company’s overall usage of equity compensation and the Company’s equity compensation expense, in 2012 the Committee reduced the equity awards of our named executive officers (other than Mr. Rusckowski, who joined the Company in 2012) from 2011 grant levels to the amounts shown in the “2012 Summary Compensation Table” and the “2012 Grants of Plan-Based Awards Table” on pages 37 and 40.

After discussion regarding potential changes in approach for 2012 long-term incentive awards, the Committee determined to make two changes in the structure of the long-term incentive program for 2012.

First, in an effort to better align executive compensation with achievement of the Company’s financial goals, the Committee revised the performance measure for our performance share awards. In 2011, the performance measure was a targeted compound annual growth rate over a three-year period of our income from continuing operations. The Committee determined that the performance measure for the 2012 performance share awards would be based 50% on revenue growth and 50% on average return on invested capital, rather than a targeted compound annual growth rate of our income from continuing operations. The new performance measure was intended to enhance the alignment of management’s equity award incentives with stockholder value. For purposes of the performance share awards, we will calculate average return on invested capital by averaging, over the three-year performance period: (i) our annual income from continuing operations (excluding net income attributable to non-controlling interests) plus after-tax interest expense, divided by (ii) the total average debt and average stockholder equity for the relevant year.

Second, the Committee decided that most participants in the equity award program, including all our executive officers, would receive 40% of the value of their target award in stock options, 40% of the value in performance shares (assuming that they ultimately are earned at target) and 20% of the value in RSUs. The Committee considers stock options and performance shares to be more strongly performance-related than RSUs, and determined that it could reduce the percentage of RSUs relative to the percentage of stock options and performance shares without adversely affecting either the ownership culture that it seeks to encourage among our senior employees or the retention benefits provided by RSUs.

The target performance shares subject to the 2012 performance share awards will be earned over a three-year period ending December 31, 2014 and will be paid out in shares of the Company’s common stock at the end of the period to the extent that the performance level is achieved. Determination of the shares payable pursuant to the 2012 performance share award will be made after the end of the performance period.

We also continued to use stock options as a component of our equity awards. Stock options align incentives with stockholder interests by rewarding appreciation in stock price. We believe that stock options are an appropriate incentive to motivate our employees. Stock options generally vest 33-1/3 percent on each of the first, second and third anniversaries of the grant date.

Approximately 20% of the total value of the annual equity award was delivered in the form of RSUs that generally vest as follows: 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary of the grant date. We believe that RSUs enhance executive retention across business cycles because they retain a portion of their value if our stock price declines from the grant date price. RSUs also foster an ownership culture, help motivate employees to perform at peak levels across business cycles and motivate increasing stockholder value. We included RSUs as a component in our 2012 equity awards because we do not offer a pension benefit, and we believed that RSUs would positively impact employee engagement and retention and that it aligns employee interests with the interests of our stockholders over the long term.

Mr. Rusckowski

The equity awards we made to Mr. Rusckowski in 2012 were awarded pursuant to his employment agreement. See “CEO Compensation” and “Employment Agreements” beginning on pages 19 and 42,

respectively. The awards were approved by the Committee in April 2012 and became effective when Mr. Rusckowski commenced employment on May 1, 2012.

Mr. Rusckowski received a grant of 2012 equity awards. The terms and conditions of this award are the same as that awarded to the other named executive officers for 2012, as discussed above and under the heading “Key Terms of Equity Awards Granted in 2012” on page 41. 40% of the value of the target award was stock options, 40% of the value was performance shares (assuming that they ultimately are earned at target) and 20% of the value was in RSUs. In addition, the performance measure for the 2012 performance share awards was based 50% on revenue growth and 50% on average return on invested capital, like the 2012 awards to the other named executive officers.

Mr. Rusckowski also received performance share awards intended to align his interests with the interests of the Company’s stockholders in respect of performance periods begun before 2012 but concluding after he commenced employment. He received a performance share award for the performance period concluding December 31, 2012, and a performance share award for the performance period concluding December 31, 2013. These awards contain the same terms and conditions as the terms and conditions of the performance share awards granted to the Company’s executive officers for the same performance periods. For example, the performance measure for the performance share award to Mr. Rusckowski for the performance period ending December 31, 2012 is fully diluted EPS from continuing operations, and the performance measure for the performance share award to Mr. Rusckowski for the performance period ending December 31, 2013 is income from continuing operations. The value of these awards was based on the target amount of Mr. Rusckowski’s 2012 performance share award, $2,680,000, pro-rated to reflect the time between Mr. Rusckowski’s commencement of employment on May 1, 2012 and the conclusion of the relevant performance period. Thus, the performance share award for the performance period concluding December 31, 2012 had a target value equal to $595,596 ($2,680,000 multiplied by 8/36, to reflect the 8 months of the 36-month performance period that Mr. Rusckowski would serve as CEO). Similarly, the performance share award for the performance period concluding December 31, 2013 had a target value equal to $1,488,931 ($2,680,000 multiplied by 20/36, to reflect the 20 months of the 36-month performance period that Mr. Rusckowski would serve as CEO).

Mr. Rusckowski also received an award of 20,000 RSUs to compensate him for certain forfeitures incurred in connection with the termination of his employment with his immediately preceding employer and to induce him to join the Company. These RSUs vest 50% on April 15, 2013 and 50% on April 15, 2014. These awards contain the same terms and conditions as the terms and conditions of the RSUs granted to the Company’s named executive officers generally in 2012, including the terms and conditions discussed under the heading “Key Terms of Equity Awards Granted in 2012” on page 41, except that, upon a termination of employment prior to April 15, 2014 that would entitle him to severance under the Executive Officer Severance Plan, all of these RSUs would vest.

2013 Actions

After discussion regarding potential changes in approach for 2013 long-term incentive awards, the Committee determined to not make any changes in the long-term incentive program for 2013.

However, in a further effort to maintain market competitive levels in the total compensation of our named executive officers, and in conjunction with a further Company-wide effort to reduce the Company’s overall usage of equity compensation and the Company’s equity compensation expense, in 2013 the Committee reduced the value of the equity awards of our named executive officers (other than Mr. Rusckowski, who joined the Company in 2012) below 2012 levels. This is the third consecutive year that the Committee has awarded to our named executive officers long-term incentive awards having a value below the value of the awards made in the preceding year.

Deferred Compensation

All employees who satisfy certain service requirements, including the named executive officers, are entitled to participate in the 401(k) Plan, in which participants may defer a portion of their eligible cash compensation up to limits established by law. All the named executive officers also are eligible to participate in the SDCP, except that Dr. Mohapatra waived his rights to Company matching credits under the SDCP for 2005 and thereafter.

The purposes of the 401(k) Plan and the SDCP are to provide eligible employees an opportunity to save for their retirement and, through Company matching contributions and credits, to provide supplemental retirement income to help us compete in the market for talented employees. For additional information regarding the SDCP, see “2012 Nonqualified Deferred Compensation Table” on page 47.

None of our named executive officers who currently are employed by the Company are covered by a defined benefit retirement plan. Prior to his termination of employment, Dr. Mohapatra was the only named executive officer covered by a defined benefit retirement plan. To enable us to secure the services of Dr. Mohapatra as our Chief Executive Officer, in December 2004 we established the Supplemental Executive Retirement Plan (“SERP”), which was an unfunded non-qualified plan, in connection with commitments made in Dr. Mohapatra’s employment agreement. With the adoption of the SERP, Dr. Mohapatra waived his right to receive Company matching credits under the SDCP for 2005 and thereafter. His account balances for pre-2005 contributions continue to be invested under the SDCP. For a further discussion of the SERP, see “2012 Pension Benefits Table” on page 46.

Perquisites

Perquisites represent a minor component of executive compensation. We provide perquisites that we believe are reasonable and competitive. In 2012, the named executive officers were entitled to receive tax and financial planning services, within certain limits. In connection with Mr. Rusckowski joining the Company, the Company provided relocation benefits to him. Pursuant to the Company’s employee relocation policy, pursuant to which all employees who receive relocation benefits are grossed up for certain taxes associated with those benefits, the Company grossed up Mr. Rusckowski for relocation benefits. The Company maintains a security plan for Mr. Rusckowski, and maintained one for Dr. Mohapatra, and both used Company aircraft for personal travel. Pursuant to their employment agreements, the Company also reimbursed Mr. Rusckowski and Dr. Mohapatra for driver and vehicle costs. These perquisites are disclosed in the “2012 Summary Compensation Table” on page 37.

Other Benefits

As part of his or her total compensation package, each named executive officer is eligible to participate in our broad-based employee benefit plans, such as medical, dental, group life insurance and disability plans, the employee stock purchase plan and the 401(k) Plan. Each of these benefits is provided on the same basis as available to other exempt employees. Our benefits are designed to attract and retain talented employees and to provide them with competitive benefits.

Impact of Accounting and Tax Treatment on Executive Compensation

Section 162(m) of the Code precludes a public corporation from taking a tax deduction for annual compensation in excess of $1 million paid to its chief executive officer and the three most highly paid executive officers other than the chief financial officer, unless certain specific and detailed criteria are satisfied. The anticipated tax treatment to the Company and to the executive officers is taken into consideration in the review and establishment of all compensation programs and payments. Our general policy is to attempt to preserve the tax deductibility of compensation paid to our executive officers under existing tax laws, including annual cash incentive awards and the grants of equity awards, but the Committee retains the flexibility to pay compensation or grant awards it determines to be consistent with the Company’s objectives for our executive compensation program even if the compensation or award is not deductible by the Company for tax purposes. As tax laws change, the Committee will consider their implications.

In order to satisfy the requirements of Section 162(m), the SMIP limits the annual incentive award for each participant at 1% of the Company’s Earnings (as defined in the SMIP) in the fiscal year. For 2012, the annual incentive award for each SMIP participant was less than the maximum allowable incentive award payable under the SMIP.

See Note 15 of the Company’s consolidated financial statements for the year ended December 31, 2012 for a discussion of the accounting treatment of executive compensation plans.

Employment Agreements

Mr. Rusckowski, our President and Chief Executive Officer, has an employment agreement with the Company. For a description of Mr. Rusckowski’s agreement, see “CEO Compensation” and “Employment Agreements” beginning on pages 19 and 42, respectively.

Termination and Change in Control Arrangements

Dr. Mohapatra, our former Chief Executive Officer, had an employment agreement with the Company and an agreement that we entered into with Dr. Mohapatra on October 21, 2011 in connection with the search for his successor as President and Chief Executive Officer (the “Transition Agreement.”). See “Employment Agreements” starting on page 42 and “2012 Potential Payments Upon Termination or Change in Control” starting on page 48. Dr. Mohapatra’s 2012 compensation was determined in the Transition Agreement and was consistent with the compensation discussed for Dr. Mohapatra in the Company’s 2012 proxy statement; the Committee did not determine or change any of Dr. Mohapatra’s 2012 compensation in 2012.

Dr. Miller terminated employment during 2012. She received benefits under the Company’s Executive Officer Severance Plan, in which she was a Schedule A participant. In connection with her termination of employment on October 31, 2012, Dr. Miller agreed, pursuant to a consulting agreement (the “Consulting Agreement”), to provide consulting services to the Company for the six month period following her termination of employment. The Company will pay Dr. Miller $209,496 for her services under the Consulting Agreement. The Company entered into the Consulting Agreement to secure the benefit of Dr. Miller’s consulting services in connection with the Company’s efforts to drive operational excellence and restore growth.

The Company’s Executive Officer Severance Plan covers all named executive officers currently in office. No named executive officer will receive any severance benefits solely as a result of a change of control. For additional information, see “2012 Potential Payments upon Termination or Change in Control” on page 48. We believe that the severance benefits provided to our named executive officers are consistent with market practice and are appropriate recruiting and retention tools. The named executive officers have agreed to non-competition and non-solicitation covenants for a period following termination of employment.

Executive Share Retention Guidelines; Policies Regarding Hedging and Pledging

In order to promote equity ownership and further align the interests of management with those of our stockholders, in 2012 we amended and enhanced the senior management retention and ownership guidelines we originally adopted in 2005. Under the revised guidelines, as under the original guidelines, an officer’s ability to sell shares associated with equity awards is limited until the officer satisfies a minimum ownership position. Our executive officers are required to retain 75% of net shares received from vesting of RSUs and performance shares and from the exercise of stock options, until they achieve their minimum shareholding requirement. For our CEO, the minimum shareholding requirement is five times base salary; for our other executive officers, the minimum shareholding requirement is four times base salary. For others, the minimum shareholding requirement is two or three times base salary, depending on position. The Committee periodically reviews these guidelines and may adjust them. We determine the number of shares corresponding to these thresholds on April 1 of each year using the average annual price of our common stock during the preceding calendar year and the executive’s base salary as of the first business day in April. For purposes of determining whether an executive has met the minimum shareholding requirements, the executive is not given credit for any of the following:

•	Restricted stock unit awards that have not vested and been settled;

•	Performance share awards that have not vested and been settled;

•	Restricted shares that have not vested; or

•	Shares subject to stock options

As of December 31, 2012, each of the currently employed named executive officers other than Mr. Rusckowski and Dr. Cohen holds stock in excess of his or her minimum ownership requirement.

Our directors and executive officers are prohibited from pledging Quest Diagnostics common stock to secure a loan, and from holding such stock in a margin account. Our directors and executive officers also are prohibited from entering into transactions that result in a financial benefit if our stock price declines, or any hedging transaction involving our stock, including but not limited to the use of financial derivatives (such as puts and calls), short sales or any similar transactions. In addition, our directors and executive officers, as well as certain other employees, may purchase or sell Company securities only during window periods of 30 calendar days that generally begin on the second business day following the issuance of our quarterly earnings releases.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for 2012.

COMPENSATION COMMITTEE

William F. Buehler, Chairman
Jenne K. Britell, Ph.D.
Gary M. Pfeiffer
Timothy M. Ring
John B. Ziegler

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

Risk Assessment

Management has reviewed the Company’s significant compensation programs for employees other than the Company’s executive officers to identify any programs that it believes create, individually or in combination, risks that are reasonably likely to have a material adverse effect on the Company. In assessing the risk of these compensation programs, management considered the plan designs, plan operation, plan controls, management oversight and review and competitive norms. The Compensation Committee of our Board of Directors assessed the risk of plans that apply to our executive officers, considering the risk guidelines suggested by the Center on Executive Compensation. In each case, it was concluded that the programs do not encourage imprudent risk taking and that the risks arising from them are not reasonably likely to have a material adverse effect on the Company.

2012 Summary Compensation Table

The following table summarizes the compensation for 2012 for each of our named executive officers. The 2012 compensation of our new President and Chief Executive Officer, Mr. Rusckowski, reflects catch-up and inducement awards that will not be repeated in 2013, because they are not a part of his “normal” compensation. Please refer to “Compensation Discussion and Analysis—Executive Summary—CEO Compensation” beginning on page 17 for a discussion of Mr. Rusckowski’s 2012 and estimated target 2013 compensation.

Name and Principal Position	Year	Salary ($)(1)	Bonus	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Stephen H. Rusckowski	2012	682,500	500,000(7)	7,268,035	2,679,071	1,365,000	—	479,357	12,973,963
President and Chief Executive Officer
Robert A. Hagemann	2012	571,160		1,728,150	984,089	364,457	—	73,136	3,720,992
Senior Vice President	2011	557,230		2,147,569	1,063,346	438,317	—	66,818	4,273,280
and Chief Financial Officer	2010	557,230		2,214,090	1,095,662	327,233	—	85,280	4,279,495
Dr. Jon R. Cohen	2012	573,900		1,143,978	651,403	379,750	—	48,027	2,797,058
Senior Vice President	2011	563,750		1,393,113	689,730	407,001	—	39,483	3,093,077
and Chief Medical Officer	2010	563,750		1,436,216	710,696	239,100	—	25,002	2,974,764
Catherine T. Doherty	2012	520,000		1,226,468	698,386	204,022	—	43,342	2,692,218
Senior Vice President,
Clinical Franchises
Michael E. Prevoznik,	2012	492,135		858,026	488,552	202,218	—	49,457	2,090,388
Senior Vice President and General Counsel
Former Executive Officers
Dr. Surya N. Mohapatra	2012	501,014	615,561(8)	—	—	—	497,713	6,258,765	7,873,053
Former Chairman, President and	2011	1,231,122		5,192,553	2,573,074	1,614,001	2,051,740	118,231	12,780,721
Chief Executive Officer	2010	1,231,120		5,325,706	2,635,510	1,204,959	1,838,020	106,529	12,341,844
Dr. Joan E. Miller	2012	516,000		1,226,468	698,396	—		2,101,487	4,542,341
Former Senior Vice President,	2011	501,120		1,393,113	689,730	322,782	—	43,937	2,950,682
Pathology and Neurology	2010	501,119		1,436,216	710,696	231,166	—	50,455	2,929,652

(1)

Includes amounts deferred by named executive officers into a tax-qualified 401(k) plan or the Supplemental Deferred Compensation Plan (“SDCP”) (see “2012 Nonqualified Deferred Compensation Table” on page 47).

(2)

Represents the aggregate grant date fair value, based on the average of the high and low prices of our common stock on the grant date, of the performance share awards and restricted shares (restricted share units (“RSUs”) in the case of all named executive officers other than Dr. Mohapatra) granted. Performance share awards are valued at target. If the performance share awards were valued at maximum, the amounts shown in the column would be:

Executive Officer	2010 ($)	2011 ($)	2012 ($)
Rusckowski	N/A	N/A	12,032,569
Hagemann	3,321,135	3,221,353	2,880,250
Cohen	2,154,324	2,089,669	1,906,611
Doherty	N/A	N/A	2,044,113
Prevoznik	N/A	N/A	1,430,045
Former Executive Officers
Mohapatra	7,988,559	7,788,830	N/A
Miller	2,154,324	2,089,669	2,044,113

(3)

Represents the aggregate grant date fair values of the awards. The assumptions made when calculating the amounts in this column are found in footnote 15 to the Consolidated Financial Statements of Quest Diagnostics Incorporated and its Subsidiaries, as filed with the SEC on the Company’s Annual Report on Form 10- K for 2012.

(4)

Represents payments under the Senior Management Incentive Plan (“SMIP”) in respect of the year earned and includes amounts deferred under the SDCP. See the discussion regarding annual incentive compensation in “Compensation Discussion and Analysis” beginning on page 17 for further information regarding the performance measures.

(5)

Represents the increase in actuarial value of Dr. Mohapatra’s accumulated benefit under the Supplemental Executive Retirement Plan (SERP), plus interest described in the following sentence. Pursuant to the terms of the SERP, payment of Dr. Mohapatra’s lump sum benefit was delayed until the first day of the seventh month following his termination of employment in order to comply with Section 409A of the Internal Revenue Code and was credited with interest at a rate of 4.12% during this delay period.

(6)	All other compensation for 2012 consists of the following for the current named executive officers:

	Rusckowski ($)		Hagemann ($)		Cohen ($)	Doherty ($)	Prevoznik ($)
Matching contributions under Profit Sharing 401(k) Plan	—		12,500		11,482	12,500	12,500
Matching credits under SDCP	46,529		37,974		36,545	21,000	26,808
Tax and financial planning	—		13,750		—	9,842	10,149
Personal ground transportation	48,050	(a)	—		—	—	—
Use of company aircraft	11,539	(b)	8,912	(b)	—	—	—
Relocation benefits	271,796	(c)	—		—	—	—
Legal costs	22,298		—		—	—	—

Other	79,145	(d)	—		—	—	—

Totals	479,357		73,136		48,027	43,342	49,457

(a)

Includes the following expenses attributable to Mr. Rusckowski’s personal use of a company vehicle: (i) the portion of the vehicle lease cost (determined as a percentage of the total use of the vehicle); (ii) the invoiced expenses of the vehicle’s driver; and (iii) invoiced vehicle repair and maintenance costs.

(b)

The incremental cost to the Company of personal use of the corporate aircraft. Incremental costs are based on the variable costs that the Company incurred: operating cost per flight hour, including fuel, lubricants and maintenance; landing and parking fees; crew expenses; and small supplies and catering. Excludes non-variable costs that would have been incurred regardless of whether there was any personal use of the aircraft.

(c)

Relocation benefits provided pursuant to the Company’s relocation policy for management-level employees. The benefits included travel (including on our corporate aircraft) for trips covered by the relocation policy, housing and living expenses, closing expenses and other relocation expenses. Travel on the corporate aircraft was valued at the aggregate incremental cost to the Company, as discussed above in note (b).

(d)	Tax gross up provided pursuant to the Company’s relocation policy for management level employees. Tax gross up not provided in respect of travel on corporate aircraft.

All other compensation for 2012 consists of the following for Dr. Mohapatra and Dr. Miller:

	Mohapatra ($)		Miller ($)
Matching contributions under Profit Sharing 401(k) Plan	12,265		12,500
Matching credits under SDCP	—		29,439
Benefits continuation	46,086	(a)	82,052	(b)
Use of company aircraft	24,072	(c)
Legal costs	8,812
Personal ground transportation	8,621	(d)
Interest	3,119	(e)
Security costs	180	(f)
Severance amount	6,155,610		1,977,496	(g)

Totals	6,258,765		2,101,487

(a)	The value of post-termination medical and other benefits continuation Dr. Mohapatra was entitled to under his employment agreement.

(b)

The value of post-termination medical and other benefits continuation Dr. Miller was entitled to under the Executive Officer Severance Plan. Includes a $12,500 matching contribution under the Profit Sharing 401(k) Plan and $29,439 matching credit under the SDCP, per the terms of the Executive Officer Severance Plan.

(c)

The incremental cost to the Company of personal use of the corporate aircraft. Incremental costs are based on the variable costs that the Company incurred: operating cost per flight hour, including fuel, lubricants and maintenance; landing and parking fees; crew expenses; and small supplies and catering. Excludes non-variable costs that would have been incurred regardless of whether there was any personal use of the aircraft.

(d)

Includes the following expenses attributable to personal use of a company vehicle: (i) the portion of the vehicle lease cost (determined as a percentage of the total use of the vehicle); (ii) the invoiced expenses of the vehicle’s driver; and (iii) invoiced vehicle repair and maintenance costs.

(e)

Interest paid in respect of Dr. Mohapatra’s severance payment and prorated bonus payment. These payments were delayed for six months following his termination of employment in order to comply with Section 409A of the Internal Revenue Code. Pursuant to Dr. Mohapatra’s employment agreement, the amount payable earned interest during this period at the six-month LIBOR rate.

(f)	Represents security costs for Dr. Mohapatra’s personal residence.

(g)	Includes $209,496 payable to Dr. Miller pursuant to the Consulting Agreement. See “2012 Potential Payments Upon Termination or Change in Control—Other Named Executive Officers” beginning on page 48.

(7)

Cash bonus awarded to compensate Mr. Rusckowski for certain forfeitures incurred in connection with the termination of his employment with his prior employer and as a sign on inducement. This amount is refundable if Mr. Rusckowski voluntarily terminates employment without Good Reason or the Company voluntarily terminates his employment for Cause (as each term is defined in Mr. Rusckowski’s employment agreement) at any time prior to the first anniversary of the date that Mr. Rusckowski commenced employment (May 1, 2012). See “Employment Agreements—Mr. Rusckowski” and “Compensation Discussion and Analysis—Executive Summary—CEO Compensation” beginning on pages 42 and 19, respectively.

(8)

Cash payment to Dr. Mohapatra pursuant to the terms of the Transition Agreement, in lieu of a pro-rata 2012 annual incentive as provided under his employment agreement. See “Employment Agreements—Dr. Mohapatra” page 43.

2012 Grants of Plan-Based Awards Table

The following table provides information about plan-based awards granted to each named executive officer in 2012.

Name	Grand Date	Board Action Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)(6)	Closing Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(7)
			Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)
Rusckowski	5/1/2012	4/3/2012	1,365,000	1,365,000	2,730,000	—	46,068	92,136					2,680,006
	5/1/2012	4/3/2012								168,600	58.175	58.78	2,679,071
	5/1/2012	4/3/2012							20,000				1,163,500
	5/1/2012	4/3/2012							23,034				1,340,003
	5/1/2012	4/3/2012				—	10,238	20,476					595,596
	5/1/2012	4/3/2012				—	25,594	51,188					1,488,931
Hagemann	2/27/2012		—	514,044	1,028,088	—	20,000	40,000					1,152,100
	2/27/2012									62,000	57.605	58.00	984,089
	2/27/2012								10,000				576,050
Cohen	2/27/2012		—	373,035	746,070	—	13,239	26,478					762,633
	2/27/2012									41,040	57.605	58.00	651,403
	2/27/2012								6,620				381,345
Doherty	2/27/2012		—	364,000	728,000	—	14,194	28,388					817,645
	2/27/2012									44,000	57.605	58.00	698,386
	2/27/2012								7,097				408,823
Prevoznik	2/27/2012		—	344,495	688,989	—	9,930	19,860					572,018
	2/27/2012									30,780	57.605	58.00	488,552
	2/27/2012								4,965				286,009
Former Executive Officers
Mohapatra (8)	—		—	—	—	—	—	—	—	—	—	—	—
Miller (9)	2/27/2272		—	0	0	—	14,194	28,388					817,645
	2/27/2012									44,000	57.605	58.00	698,386
	2/27/2012								7,097				408,823

(1)

Mr. Rusckowski’s equity incentive plan awards were approved by the Board’s Compensation Committee on April 3, 2012, to be effective on the date that Mr. Rusckowski commenced employment. Mr. Rusckowski commenced employment on May 1, 2012.

(2)

Represents the threshold, target, and maximum awards set for the 2012 SMIP. The actual amount of award paid is included in the “2012 Summary Compensation Table” on page 37 under the column titled “Non-Equity Incentive Plan Compensation.”

(3)

Represents threshold, target, and maximum awards for performance shares granted in 2012. The performance period for the performance shares granted during 2012 ends December 31, 2014, except that the performance period for the grant to Mr. Rusckowski having a target value of 10,238 shares had a performance period ending December 31, 2012 and the performance period for the grant to Mr. Rusckowski having a target value of 25,594 shares has a performance period ending December 31, 2013. No dividends are payable on performance shares until the shares are earned and vested following the end of the performance period. For further discussion of the performance metrics see “Compensation Discussion and Analysis” beginning on page 17.

(4)	Represents the number of restricted share units granted in 2012.

(5)	Represents the number of stock options granted in 2012.

(6)	The exercise price is the average of the high and low sales price of the Company’s common stock on the grant date.

(7)	Represents the grant date fair market value of each award as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation.”

(8)	Pursuant to the terms of his Transition Agreement, Dr. Mohapatra did not receive any plan-based incentive awards in 2012. See “Employment Agreements—Dr. Mohapatra” beginning on page 43.

(9)

Dr. Miller did not receive a payment in respect of her 2012 non-equity incentive plan awards; such awards were superseded by her termination arrangements under the Executive Officer Severance Plan. See “2012 Potential Payments Upon Termination or Change of Control—Other Named Executive Officers” beginning on page 49.

Narrative Disclosure to 2012 Summary Compensation Table and 2012 Grants of Plan-Based Awards Table

Please see “Compensation Discussion and Analysis,” beginning on page 17, for additional information regarding the material terms of targets noted in the 2012 Summary Compensation Table, and regarding the amount of salary and bonus in proportion to total compensation.

Key Terms of Equity Awards Granted in 2012. Each option generally has a term of ten years, subject to earlier expiration upon termination of employment. Options generally vest ratably over a three-year period, performance shares generally vest on February 28 of the year following the end of the three-year performance period and restricted share units generally vest 25%, 25% and 50% on the first, second and third anniversary, respectively, of the grant date. Options, performance shares and RSUs provide for monthly vesting prorated on termination of employment, except termination for cause. Dividend equivalents are payable on the RSUs in the same amounts, if any, as dividends are paid on the Company’s outstanding shares of common stock.

Upon a termination of employment, prior to the conclusion of the vesting period, that would entitle an employee to severance benefits, the employee would immediately vest in any outstanding options, performance shares and RSUs that would have otherwise vested if the employee had remained employed for an additional twelve months. (Performance shares that vest in connection with termination of employment remain subject to the earn-out requirements based on Company performance during the performance period ending December 31, 2014.) The options, performance shares and RSUs vest immediately under certain conditions such as a “change in control” or termination of employment by reason of death or disability. A “change in control” occurs if and when:

(i)	any person becomes the beneficial owner of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)	a majority of the Company’s directors are not “continuing directors;” or

(iii)

the Company consummates any of the following transactions that are required to be approved by stockholders: (a) a transaction in which the Company ceases to be an independent publicly-owned corporation, (b) the sale or other disposition of all or substantially all of the Company’s assets or (c) a plan of partial or complete liquidation of the Company.

In 2012 we adopted our Incentive Compensation Recoupment Policy (commonly known as a “clawback” policy). The recoupment policy covers all of our current and former executive officers, our principal accounting officer and any other employee who receives an equity award under our Employee Long-Term Incentive Plan. Under the policy, equity awards are subject to recoupment and recovery by the Company, including after the awards have been settled or paid, if a performance measure considered by the Compensation Committee of the board of Directors in making the award is adjusted or restated in a manner that would have had the effect of reducing the size of the award when made. In addition, if a covered employee engaged in gross negligence or intentional misconduct that contributed to the award or payment of incentive compensation that is greater than would have been paid or awarded absent the misconduct, we may seek to recover the entire award or payment, or take other remedial and recovery action, as determined by the Compensation Committee. Thus, for example, if supervisory personnel were to engage in gross negligence or intentional misconduct, the policy would apply. See “Compensation Discussion and Analysis—Executive Compensation Philosophy and Components” beginning on page 21.

Shares issued upon exercise or settlement of awards are subject to the Company’s share ownership and retention guidelines. In order to promote equity ownership and further align the interests of management with those of our stockholders, in 2012 we amended and enhanced the senior management retention and ownership guidelines we originally adopted in 2005. Under the revised guidelines, as under the original guidelines, an officer’s ability to sell shares associated with equity awards is limited until the officer satisfies a minimum ownership position. Our executive officers are required to retain 75% of net shares received from vesting of RSUs and performance shares and from the exercise of options, until they achieve their minimum shareholding requirement. For our CEO, the minimum shareholding requirement is five times base salary; for our other NEOs, the minimum shareholding requirement is four times base salary. For other officers, the minimum shareholding requirement is two or three times base salary, depending on position. We determine the number of shares corresponding to these thresholds on April 1 of each year using the average annual price of our common stock during the preceding calendar year and the executive’s base salary as of the first business day in April. For purposes of determining whether an executive has met the minimum shareholding requirements, the executive is not given credit for any of the following:

•	RSU awards that have not vested and been settled

•	Performance share awards that have not vested and been settled

•	Restricted shares that have not vested

•	Shares subject to stock options

See “Compensation Discussion and Analysis—Executive Share Retention Guidelines; Policies Regarding Hedging and Pledging” beginning on page 35.

Employment Agreements

Mr. Rusckowski

Mr. Rusckowski entered into an employment letter agreement with the Company on April 9, 2012 in connection with his appointment as President and CEO. See “Compensation Discussion and Analysis—Executive Summary—CEO Compensation” beginning on page 19. His employment agreement provides for:

•	an annual base salary of $1,050,000, subject to annual review by the Board (or a committee thereof).

•

participation in the SMIP, with a target amount of 130% of his annual base salary. For 2012 only, the Company agreed to pay Mr. Rusckowski annual incentive compensation of not less than target (based on a full year of salary).

•

eligibility for annual long-term incentive awards. For the 2012 year, Mr. Rusckowski’s long-term incentive award had an overall grant date value of $6,700,000, allocated 40% to stock options (which only have value if the Company’s stock price appreciates), 40% to performance share awards (pursuant to which value is only delivered to Mr. Rusckowski upon the achievement of certain pre-determined performance goals) and 20% to service-vested RSUs.

•

participation in the employee benefit programs generally available to senior executives of the Company, including health insurance, life and disability insurance, the Employee Stock Purchase Plan, a 401(k) plan and a flexible spending plan.

•

Mr. Rusckowski is subject to the Company’s senior management share ownership and retention guidelines in effect from time to time regarding the acquisition and retention of shares of Company common stock. “Compensation Discussion and Analysis—Executive Share Retention Guidelines; Policies Regarding Hedging and Pledging” beginning on page 35.

•	reimbursement for the cost of a personal driver for business purposes (including transportation between Mr. Rusckowski’s personal residence and the Company’s offices).

•

Mr. Rusckowski shall be a participant in the Executive Officer Severance Plan, as a Schedule A participant. In addition, pursuant to his employment agreement Mr. Rusckowski is entitled to treat as a “qualifying termination” under the Severance Plan a termination by him for “good reason” prior to a “change in control,” and his severance will include a pro rata bonus, based on actual performance, for his termination year. See “2012 Potential Payments Upon Termination or Change in Control” beginning on page 48.

Mr. Rusckowski’s employment agreement also provides that his performance- and incentive-based compensation is subject to clawback by the Company pursuant to any Company corporate governance guidelines or policies, each as may be in effect from time to time. In addition, Mr. Rusckowski has entered into the Company’s standard restrictive covenant agreement, which includes a covenant to not compete with the Company and not to solicit the Company’s employees or customers for a period of two years following the termination of his employment.

Mr. Rusckowski’s employment agreement also provides for the following one-time payments and grants, each of which was made in 2012 and is reflected in Mr. Rusckowski’s 2012 total compensation. See “2012 Summary Compensation Table” beginning on page 37.

•

To compensate him for the forfeiture of equity awards from his prior employer and as a sign-on inducement, an equity grant consisting of 20,000 RSUs, vesting 50% on each of April 15, 2013 and 2014 and a cash payment of $500,000. Mr. Rusckowski must refund the entire cash payment if he terminates employment with the Company (other than if the Company terminates his employment without Cause or he terminates his employment with Good Reason) prior to May 1, 2013.

•

Pro-rated “transition” grants of performance shares for the three-year performance periods ending December 31, 2012 and 2013, respectively. These grants are designed to link Mr. Rusckowski’s long-term performance-based compensation to the Company’s achievement of the long-term performance goals set forth in the Company’s 2010 and 2011 long-term incentive awards. Each award was pro-rated to account for only the portion of the respective performance period during which Mr. Rusckowski is employed by the Company.

Mr. Rusckowski’s employment agreement has an initial term that expires on December 31, 2015. Either party may terminate the employment agreement at the end of the initial term upon six months’ notice to the other party. If neither party does so, the term of the agreement will automatically be extended for successive one-year periods until either party provides the other with six months’ notice of its intent to terminate the agreement at the end of the then current term.

Dr. Mohapatra

On October 21, 2011, the Company and Dr. Mohapatra entered into an agreement in connection with the search for Dr. Mohapatra’s successor as President and Chief Executive Officer (the “Transition Agreement”). Under the Transition Agreement, and in order to ensure an orderly transition, Dr. Mohapatra continued to serve as Chairman, President and Chief Executive Officer through April 30, 2012, when his employment terminated.

The Transition Agreement provided for Dr. Mohapatra to continue to receive the same compensation, benefits and entitlements in 2012 that were provided for under his employment agreement (the “Mohapatra Agreement”), except that Dr. Mohapatra waived his right to receive any annual or long-term incentive awards or award opportunities with respect to 2012 and instead agreed to accept an annual bonus award for 2012 based on his target opportunity for 2011, prorated through April 30, 2012. Pursuant to the Transition Agreement and the Mohapatra Agreement, for the period from January 1, 2012 through April 30, 2012, Dr. Mohapatra:

•	Continued to receive base salary at an annual rate of $1,231,122 (which was the rate of annual salary that the Compensation Committee established for him for 2011).

•	Continued to participate in the employee and welfare plans and perquisites offered by the Company to its senior executive officers.

•	Continued to accrue benefits under the SERP, the terms of which are described in “2012 Pension Benefits Table” beginning on page 46.

As provided in the Mohapatra Agreement and the Transition Agreement, upon the conclusion of Dr. Mohapatra’s tenure as the Company’s Chairman, President and Chief Executive Officer, Dr. Mohapatra became entitled to the severance benefits and vesting of outstanding equity awards described under the heading “2012 Potential Payments Upon Termination or Change in Control” beginning on page 48. Per the terms of the Mohapatra Agreement, Dr. Mohapatra remains subject to covenants not to compete with or solicit the Company’s customers or employees until April 30, 2013.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table provides information regarding stock option and unvested stock awards held by each named executive officer at December 31, 2012.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Rusckowski	5/1/2012		168,600	58.18	5/1/2022
	5/1/2012					26,393	1,537,920
	5/1/2012					20,000	1,165,400
	5/1/2012							25,594	(3)	1,491,362
	5/1/2012							46,068	(4)	2,684,382
Hagemann	2/19/2004	46,667		40.43	2/19/2014
	2/12/2007	113,334		52.25	2/12/2014
	3/4/2008	86,667		47.49	3/4/2015
	2/11/2009	61,667		51.20	2/11/2019
	2/10/2010	41,111	20,556	55.65	2/10/2020	16,472	959,823
	2/15/2011	19,528	39,056	56.82	2/15/2021	14,174	825,919	18,898	(3)	1,101,186
	2/27/2012		62,000	57.61	2/27/2022	10,000	582,700	20,000	(4)	1,165,400
Cohen	5/13/2009	40,000		51.90	5/13/2019
	2/10/2010	26,666	13,334	55.65	2/10/2020	10,685	622,615
	2/15/2011	12,666	25,334	56.82	2/15/2021	9,195	535,793	12,259	(3)	714,332
	2/27/2012		41,040	57.61	2/27/2022	6,620	385,747	13,239	(4)	771,437
Doherty	2/19/2004	33,000		40.43	2/19/2014
	2/12/2007	43,334		52.25	2/12/2014
	8/16/2007	25,000		53.19	8/16/2014
	3/4/2008	23,667		47.49	3/4/2015
	2/11/2009	23,667		51.20	2/11/2019
	2/10/2010	15,778	7,889	55.65	2/10/2020	6,323	368,441
	2/15/2011	7,889	15,778	56.82	2/15/2021	5,727	333,712	7,635	(3)	444,891
	5/16/2011	3,055	6,112	57.35	5/16/2021	2,218	129,243	2,957	(3)	172,304
	2/27/2012		44,000	57.61	2/27/2022	7,097	413,542	14,194	(4)	827,084
Prevoznik	2/19/2004	72,000		40.43	2/19/2014
	2/12/2007	54,667		52.25	2/12/2014
	3/4/2008	55,000		47.49	3/4/2015
	2/11/2009	30,000		51.20	2/11/2019
	2/10/2010	20,000	10,000	55.65	2/10/2020	8,014	466,976
	2/15/2011	9,500	19,000	56.82	2/15/2021	6,896	401,830	9,194	(3)	535,734
	2/27/2012		30,780	57.61	2/27/2022	4,965	289,311	9,930	(4)	578,621
Former Executive Officers
Mohapatra	3/4/2008	173,334		47.49	3/4/2015
	2/11/2009	148,334		51.20	2/11/2019
	2/10/2010	98,889	49,445	55.65	2/10/2020	28,530	1,662,443
	2/16/2011	46,972	93,945	57.12	2/16/2021	18,290	1,065,758	45,457	(3)	2,648,779
Miller	2/15/2006	14,075		52.24	2/15/2013
	2/12/2007	36,667		52.25	10/31/2013
	8/16/2007	20,000		53.19	10/31/2013
	2/11/2009	36,667		51.20	10/31/2013
	2/10/2010	23,772		55.65	10/31/2013	10,685	622,615
	2/15/2011	21,112		56.82	10/31/2013	7,152	416,747	10,897	(3)	634,968
	2/27/2012	24,444		57.61	10/31/2013	2,957	172,304	7,886	(4)	459,517

(1)

Each option generally vests in three equal installments on the first three anniversaries of the grant date, subject to earlier expiration following termination of employment. For employees other than Dr. Mohapatra and Dr. Miller, option awards vest immediately under certain conditions such as a change of control or termination of employment by reason of death or disability. Pursuant to the terms of the Transition Agreement and his employment agreement, Dr. Mohapatra’s options will continue to vest through April 30, 2014 as though he continued to be employed by the Company. Because Dr. Miller has terminated employment, her options have ceased vesting.

(2)

Represents RSUs awarded in 2012, 2011 and 2010, except that the awards to Dr. Mohapatra are restricted stock awards. Except for 20,000 restricted stock units granted on May 1, 2012 to Mr. Rusckowski, which vest 50% on April 15, 2013 and 50% on April 15, 2014, RSUs generally vest 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date and 50% on the third anniversary of the grant date. For employees other than Dr. Miller, RSU awards vest immediately under certain conditions such as a change in control or termination of employment by reason of death or disability. Pursuant to the terms of the Transition Agreement and his employment agreement, Dr. Mohapatra’s restricted shares will continue to vest through April 30, 2014 as though he continued to be employed by the Company. Because Dr. Miller has terminated employment, her RSUs have ceased vesting.

For grant date February 10, 2010, also includes performance shares awarded in 2010 and earned based on the performance period that began January 1, 2010 and ended on December 31, 2012 (in the case of Mr. Rusckowski, these performance shares were awarded on May 1, 2012 and are included in the 26,393). The number of shares issuable pursuant to the awards was determined in February 2013 and was subject to service based vesting through January 31, 2013. The performance shares earned by each named executive officer were as follows: Mr. Rusckowski—3,359 shares; Mr. Hagemann—6,525 shares; Dr. Cohen—4,233 shares; Ms. Doherty—2,505 shares; Mr. Prevoznik—3,175 shares; Dr. Mohapatra—15,695 shares; and Dr. Miller—4,233 shares.

(3)

Represents target performance shares awarded in 2011 (except that Mr. Rusckowski’s award was granted in 2012). The performance period began on January 1, 2011 and ends on December 31, 2013. If the performance goals are met, awards are made in stock in the first quarter following the end of the performance period.

(4)

Represents target performance shares awarded in 2012. The performance period began on January 1, 2012 and ends on December 31, 2014. If the performance goals are met, awards are made in stock in the first quarter following the end of the performance period. Performance goals and calculation of performance awards are described in “Compensation Discussion and Analysis” beginning on page 17.

(5)	Represents fair market value of shares using the closing price on December 31, 2012 of $58.27.

2012 Option Exercises and Stock Vested Table

The following table provides information regarding exercises of stock options by each named executive officer who exercised options during 2012, including the number of shares of common stock acquired upon exercise and the aggregate amount realized by each on such exercise. The table also provides information regarding restricted shares that vested during 2012, RSUs that vested and were paid during 2012 and performance share awards that were earned based on the performance period ending on December 31, 2011 and were determined and paid during 2012, including the number of shares awarded and the value realized as of January 31, 2012.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting		Value Realized on Vesting ($)
Rusckowski	0	0	0		0
Hagemann	206,667	2,891,029	19,644	(1)	1,120,479	(1)
			23,275	(2)	1,351,812	(2)

			42,919	(3)	2,472,291	(3)
Cohen			12,742	(1)	729,698	(1)
			15,098	(2)	876,891	(2)

			27,840	(3)	1,606,589	(3)
Doherty	40,000	314,922	8,374	(1)	477,728	(1)
			8,933	(2)	518,829	(2)

			17,307	(3)	996,557	(3)
Prevoznik	126,667	2,793,393	9,557	(1)	545,124	(1)
			11,324	(2)	657,698	(2)

			20,881	(3)	1,202,822	(3)
Former Executive Officers
Mohapatra	939,446	11,926,877	74,145	(1)	4,244,960	(1)
			55,985	(2)	3,251,609	(2)

			130,130	(3)	7,496,569	(3)
Miller	28,894	51,190	12,204	(1)	696,066	(1)
			13,839	(2)	803,769	(2)

			26,043	(3)	1,499,835	(3)

(1)	Restricted shares that vested during 2012 or RSUs that vested and were paid during 2012.

(2)	Performance share awards that were earned based on the performance period ending on December 31, 2011 and were determined and paid during 2012.

(3)	Total of (1) and (2).

2012 Pension Benefits Table

The executive officers do not participate in a Company-sponsored tax-qualified defined benefit plan. Dr. Mohapatra was the only executive officer covered by a Company-sponsored nonqualified defined benefit plan.

On December 14, 2004, pursuant to the Company’s employment agreement with Dr. Mohapatra, the Board adopted a Supplemental Executive Retirement Plan (the “SERP”) covering Dr. Mohapatra. Under the SERP, as most recently amended in 2008, Dr. Mohapatra was entitled to an annual retirement benefit equal to (1) 1.5% (or 2.2% for Years of Credited Service after July 31, 2006) times (2) the average of his final average compensation (base salary plus regular annual bonus) for the highest three complete consecutive calendar years in the last five complete calendar years prior to the date of his termination times (3) his Years of Credited Service. Under the SERP, “Years of Credited Service” was equal to 1.13 times the number of completed calendar months of employment with the Company, whether or not consecutive, divided by 12. Dr. Mohapatra ceased to accrue benefits under the foregoing formula when he terminated employment on April 30, 2012. The SERP provided that his benefits under the SERP were paid as a lump sum distribution. Pursuant to the terms of the SERP, payment of Dr. Mohapatra’s lump sum benefit was delayed until the first day of the seventh month following his termination of employment in order to comply with Section 409A of the Internal Revenue Code and was credited with interest at a rate of 4.12% during this delay period.

The benefits received by Dr. Mohapatra under the SERP were not subject to reduction for Social Security or to any other offset. Dr. Mohapatra ceased to accrue benefits under the SERP when he terminated employment on April 30, 2012, and his entire benefit under the SERP was paid to him in a lump sum on November 1, 2012. This payment discharged in full the Company’s obligation to Dr. Mohapatra under the SERP, and he is not entitled to any future benefits under the SERP.

The following table shows the present value of the accumulated benefit at December 31, 2012 for Dr. Mohapatra under the SERP, and amounts paid to Dr. Mohapatra under the SERP in 2012. Because Dr. Mohapatra remained in service until age 62, there was no actuarial reduction in his benefit upon his termination of employment.

Name	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Mohapatra	SERP	14.97(1)	0	11,612,363

(1)

Under the SERP, Dr. Mohapatra had 13 years and 3 months of service as of April 30, 2012. Pursuant to the terms of the SERP, the Years of Credited Service was 1.13 times his actual years of service (in each case prorated on a monthly basis). Approximately $1,335,936 of the amount distributed to Dr. Mohapatra in full satisfaction of his benefit entitlement under the SERP was attributable to the enhancement of Dr. Mohapatra’s credited service.

(2)	The present value of the accumulated benefit was zero as of December 31, 2012 following distribution of the entire benefit entitlement to Dr. Mohapatra in a lump sum payment on November 1, 2012.

2012 Nonqualified Deferred Compensation Table

The following table provides information regarding participation by the named executive officers in the Supplemental Deferred Compensation Plan (“SDCP”), the Company’s plan that provides for the deferral of compensation on a basis that is not tax-qualified. All named executive officers are eligible to participate in the SDCP. Under the SDCP, participants may defer up to 50% of their regular salary in excess of the Internal Revenue Service limit on compensation eligible for the 401(k) plan. In addition, participants may defer up to 95% of their annual incentive compensation in excess of the Internal Revenue Service limit on compensation eligible for the 401(k) plan. The Company provides a 100% matching credit on amounts deferred up to a maximum of 5% of eligible cash compensation, and may, in its discretion, credit additional amounts to a participant’s account; pursuant to the terms of Dr. Mohapatra’s SERP, however, he waived receipt of Company matching credits for 2005 and subsequent years. The SDCP is a non-qualified plan under the Internal Revenue Code and does not provide for guaranteed returns on plan contributions. A participant’s deferrals, together with Company matching credits, are adjusted for earnings or losses measured by the rate of return on the notional investments available under the plan to which participants allocate their accounts. Participants may change investment elections, selecting from among investment options offered under the SDCP, on any business day. Distributions are made after termination of employment or on a date, selected by the participant, prior to the termination of employment.

Name	Executive Contributions in 2012 ($)(1)	Registrant Contributions in 2012 ($)(2)	Aggregate Earnings in 2012 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/12 ($)(4)
Rusckowski	46,529	46,529	3,470	—	96,528
Hagemann	467,776	37,974	254,136	—	5,111,414
Cohen	43,854	36,545	13,862	—	185,203
Doherty	84,000	21,000	95,897	—	993,215
Prevoznik	28,195	26,808	206,834	—	2,212,609
Former Executive Officers
Mohapatra	—	—	321,234	655,465	2,759,386
Miller	372,143	29,439	63,345	—	1,942,713

(1)

Amounts deferred under the SDCP at the election of the named executive officer. These amounts are included in the “2012 Summary Compensation Table” on page 37 in 2012 salary, 2012 bonus and 2012 non-equity incentive plan compensation (payable in 2012).

(2)	Company matching credits to the SDCP. These amounts are included in the column “All Other Compensation” in the “2012 Summary Compensation Table” on page 37.

(3)	Earnings (losses) on SDCP accounts. These earnings (losses) are not required to be reported as compensation in the “2012 Summary Compensation Table.”

(4)

All amounts contributed by a named executive officer and by the Company in prior years have been reported in the summary compensation table in our previously filed proxy statements in the year earned, to the extent that the executive was named in such proxy statement and the amounts were so required to be reported in such tables.

2012 Potential Payments Upon Termination or Change in Control

Dr. Mohapatra

In the Transition Agreement described above on page 35, the Company and Dr. Mohapatra agreed that when his employment ended on April 30, 2012 he would be entitled to the compensation, benefits and entitlements (including equity vesting) provided for in his employment agreement, the SERP and his equity award agreements as if the Company had terminated his employment without “cause” as of April 30, 2012. Accordingly, as of his termination on April 20, 2012, Dr. Mohapatra became entitled to receive:

•

Base salary and continuation of employee benefits and other entitlements through April 30, 2012. Base salary paid to Dr. Mohapatra during 2012 is reported in the “2012 Summary Compensation Table” on page 37 under “Salary.”

•	Salary and target bonus payable in equal monthly installments for two years, reported in the “2012 Summary Compensation Table” on page 37 under “All Other Compensation.”

•

A 2012 target annual bonus payment (based upon his 2011 target bonus opportunity) pro-rated and deemed earned through April 30, 2012, reported in the “2012 Summary Compensation Table” on page 37 under “Bonus.”

•

Continued coverage for Dr. Mohapatra and his eligible dependents under the employee and welfare plans offered by the Company to its senior executive officers (“Benefit Plans”) through April 30, 2014, at the same cost to Dr. Mohapatra as for our continuing senior executives. The cost to the Company of such continued coverage for Dr. Mohapatra is reported in “2012 Summary Compensation Table” on page 37 under “All Other Compensation.”

•	Continued vesting of his equity-based awards as if he remained employed through April 30, 2014, with full term to exercise his vested stock options; and

•

Pension benefits under the SERP as deemed accrued through April 30, 2012 and determined as if Dr. Mohapatra terminated employment on such date. As discussed in the “2012 Pension Benefits Plan Table” on page 46, Dr. Mohapatra received a lump sum payment of his entire accrued benefit under the SERP on November 1, 2012.

In addition to the benefits described above, on termination Dr. Mohapatra became entitled to receive benefits available generally to exempt employees, such as distributions under the 401(k) plan and SDCP. For Dr. Mohapatra’s account balances under the SDCP, see “2012 Nonqualified Deferred Compensation Table” beginning on page 47.

The following table provides information concerning the payments to which Dr. Mohapatra became entitled upon his termination of employment on April 30, 2012:

Compensation:
Cash Compensation (1)	6,155,610
Long Term Incentives
Stock Options (2)	207,422
Performance Shares (3)	2,533,235
Restricted Shares (4)	3,038,023
Benefits:
Benefits (includes medical, life,disability, and dental) (5)	46,086

(1)	Represents two times base salary and target bonus. The salary and target bonus continuation is paid in 24 monthly installments.

(2)

Represents the value of “in the money” stock options that will vest through April 30, 2014 using the year end closing share price of $58.27, excluding options that would have been vested as a result of monthly proration on a voluntary termination without any right to severance benefits.

(3)

Represents the value of performance shares that will vest through April 30, 2014 using the year end closing share price of $58.27, excluding performance shares that would have been vested as a result of monthly proration on a voluntary termination without any right to severance benefits. Performance shares for the performance period ended December 31, 2012 are based on shares actually earned. Performance shares for performance periods ending after December 31, 2012 are based on the greater of (i) the number of performance shares that would be earned based on Company performance through December 31, 2012 and (ii) the target number of performance shares.

(4)

Represents the value of restricted shares that will vest through April 30, 2014 using the year end closing price of $58.27, excluding restricted shares that would have been vested as a result of monthly proration on a voluntary termination without any right to severance benefits.

(5)	Represents the estimated cost of continuation of Benefit Plans through April 30, 2014.

Other Named Executive Officers

The Severance Plan covers all named executive officers currently in office. The Severance Plan provides the named executive officers with the severance benefits in connection with a “qualifying termination,” which is defined to mean a termination of employment: (1) prior to a “change in control,” by the Company other than for “cause;” and (2) after a “change in control,” by the Company other than for “cause” or by the executive officer for “good reason.”

Unless the “qualifying termination” occurs in connection with a “change in control,” the severance benefit for Schedule A participants in the Severance Plan generally is a lump sum equal to two times the executive officer’s annual base salary at the annual rate in effect on the date of termination of employment plus two times the annual award of variable compensation at the most recent target level. For Schedule B participants, the severance benefit multiplier is one times, rather than two times, annual base salary plus the annual target award of variable compensation. Mr. Rusckowski, Mr. Hagemann and Mr. Prevoznik are Schedule A participants in the Severance Plan, and Dr. Cohen and Ms. Doherty are Schedule B participants in the Severance Plan. Dr. Miller was a Schedule A participant. Dr. Mohapatra did not participate in the Severance Plan, as his rights upon termination of employment were instead determined under his employment agreement and the Transition Agreement described above.

The executive officer and eligible dependents would also be entitled to coverage under the Company’s group medical and life insurance benefit programs on the same terms the Company provides to similarly situated executives for up to 18 months (in the case of Schedule A participants) or up to 12 months (in the case of Schedule B participants) following termination of employment. In addition, the executive officer is entitled to receive outplacement assistance for one year and a lump sum payment equal to the amount of any matching contributions or credits made by the Company to the Company’s 401(k) plan and the SDCP on behalf of the executive officer during the year preceding termination.

Executive officers are not entitled to cash severance benefits on a “change in control.” However, the cash payments due on an involuntary termination by the Company without “cause” or by the named executive officer for “good reason” are increased if the termination occurs in connection with a “change in control.”

If the “qualifying termination” occurs during the 24-month period following a “change in control,” or under certain conditions during the 6-month period prior to a “change in control” in anticipation thereof, the severance benefit for Schedule A participants in the Severance Plan will be a lump sum equal to three times the executive officer’s annual base salary and three times the annual award of variable compensation at the most recent target level. For Schedule B participants, the multiplier is two times, rather than three times, the relevant amount. In addition, the executive officer would receive a prorated lump sum payment equal to the target incentive award for the year of termination. There is no enhancement to the medical and life insurance coverage and 401(k) plan and SDCP benefits described above for terminations not in connection with a “change in control.” Stock options, restricted shares, RSUs and performance share grants vest on a change in control (as defined under “Key Terms of Equity Awards Granted in 2012” beginning on page 41).

If an executive officer terminates employment with rights to receive severance, other than in the case of a “change in control,” the executive officer would immediately vest in any outstanding options, restricted shares, RSUs and performance share grants that would have otherwise vested if the executive officer had remained employed for an additional twelve months.

The Severance Plan uses the following defined terms:

•

“Cause” means the executive officer’s (1) willful and continued failure to perform duties, (2) willfully engaging in illegal conduct or gross misconduct, (3) engaging in conduct or misconduct that materially harms the reputation or financial position of the Company, (4) obstruction or failure to cooperate with any investigations, (5) commission of a felony, or (6) being found liable in any SEC or other civil or criminal securities law action.

•

“Good reason” generally includes (1) any material adverse changes in the duties, responsibilities or status of the executive officer, (2) a material reduction in base salary or annual performance incentive target or equity incentive compensation target opportunities, (3) relocation more than 50 miles from the executive officer’s original location and which increases the executive officer’s commute by more than 50 miles, (4) the Company’s failure to continue any significant compensation and benefit plans or (5) the Company’s failure to obtain the assumption of the Company’s obligations from any successor.

“Change in control” is defined in a manner that is substantially identical to the definition used for purposes of our equity awards (see “Key Terms of Equity Awards Granted in 2012” beginning on page 41).

Under the Severance Plan, the named executive officers are not entitled to any severance benefits on a voluntary termination unless the voluntary termination is in connection with a “change in control” and is for “good reason.” However, in addition to his benefits under the Severance Plan, Mr. Rusckowski is entitled, pursuant to his employment agreement, to treat as a “qualifying termination” under the Severance Plan a termination by him for “good reason” prior to a “change in control,” and his severance will include a pro rata bonus, based on actual performance, for his termination year.

In connection with her termination of employment on October 31, 2012, Dr. Miller agreed to provide consulting services to the Company for the six month period following her termination of employment. The Company and Dr. Miller entered a consulting agreement (the “Consulting Agreement”). The Company will pay Dr. Miller $209,496 for her services under the Consulting Agreement.

The following table provides information regarding the potential payments that would become payable to each named executive officer listed below on an involuntary termination not for “cause” and not in connection with a “change in control,” except that, with respect to Dr. Miller, the table provides information concerning the payments to which Dr. Miller became entitled upon her termination of employment on October 31, 2012. Except with respect to Dr. Miller, the table assumes a December 31, 2012 termination date. For Dr. Miller, the table reflects her actual termination date of October 31, 2012. In calculating the value of accelerated vesting of equity awards, the table assumes the closing price of the Company’s common stock as of December 31, 2012, which was $58.27.

Name	Cash Compensation ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Performance Shares ($)(3)	Accelerated Vesting of Restricted Stock ($)(4)	Benefits ($)(5)	Total ($)
Rusckowski (6)	4,830,000	37,092	1,590,829	918,248	100,000	7,476,169
Hagemann	2,170,408	50,932	820,034	746,983	120,000	3,908,357
Cohen	946,935	33,220	342,802	482,565	100,000	1,905,522
Doherty	884,000	27,391	506,250	402,102	80,000	1,899,743
Prevoznik	1,673,259	24,914	402,821	364,867	100,000	2,565,861
Former Executive Officer
Miller	2,021,433(7)	39,693	760,512	526,343	38,115	3,386,096

(1)

Represents two times or one times (depending on whether the executive is a Schedule A or Schedule B participant in the Severance Plan) the sum of base salary plus the target annual incentive, payable at the same time annual incentives are ordinarily paid to similarly situated executives.

(2)

Represents the value of accelerated “in the money” stock options that would have vested if the executive had remained employed through December 31, 2013 or, in the case of Dr. Miller, October 31, 2013 (such date being the first anniversary of the executive’s assumed termination date of December

31, 2012 or, in the case of Dr. Miller, her actual termination date of October 31, 2012), excluding options that would have vested as a result of monthly proration on a voluntary termination without any right to severance benefits. Options are valued using the year-end closing share price of $58.27.

(3)

Represents the value of accelerated performance shares that would have vested if the executive had remained employed through December 31, 2013 (or, in the case of Dr. Miller, October 31, 2013), excluding performance shares that would have vested as a result of monthly proration on a voluntary termination without any right to severance benefits. Performance shares for the performance period ended December 31, 2012 are based on shares actually earned; performance shares for performance periods ending subsequent to December 31, 2012 are based on target. Performance shares are valued using the year-end closing share price of $58.27.

(4)

Represents the value of accelerated RSUs that would have vested if the executive had remained employed through December 31, 2013 (or, in the case of Dr. Miller, October 31, 2013), excluding RSUs that would have vested as a result of monthly proration on a voluntary termination without any right to severance benefits. RSUs are valued using the year-end closing share price of $58.27.

(5)

Includes the cost of group medical and life insurance coverage to the participant to the same extent as the Company pays for such coverage for similarly situated executives. Also includes estimated cost of outplacement services for one year and an amount, payable in a lump sum, equal to any matching contributions or credits made by the Company on behalf of the participant to the 401(k) plan and the SDCP during the year preceding the date of termination.

(6)	Amounts shown would be payable to Mr. Rusckowski pursuant to his employment agreement if he terminates employment for “good reason” prior to a “change in control.”

(7)	Includes $209,496 payable to Dr. Miller under the Consulting Agreement.

The following table provides information regarding the potential payments that would become payable to each named executive officer listed below on a termination for “good reason” or an involuntary termination not for “cause” in connection with a “change in control.” The table assumes a December 31, 2012 termination date and assumes the closing price of the Company’s common stock as of December 31, 2012, which was $58.27.

Name	Cash Compensation ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Performance Shares ($)(3)	Accelerated Vesting of Restricted Stock ($)(4)	Benefits ($)(5)	Total ($)(6)
Rusckowski	7,245,000	89,639	3,521,547	1,971,973	100,000	12,928,159
Hagemann	3,255,612	71,565	1,291,147	1,154,402	120,000	5,892,726
Cohen	1,893,870	46,815	622,149	751,105	100,000	3,413,939
Doherty	1,768,000	41,769	860,007	709,627	80,000	3,459,403
Prevoznik	2,509,889	35,111	636,600	566,268	100,000	3,847,868

(1)

Represents three times or two times (depending on whether the executive is a Schedule A or Schedule B participant in the Severance Plan) the sum of base salary and target annual incentive. Excludes annual incentive compensation payable in respect of 2012 but unpaid as of December 31, 2012 (the amount of the annual incentive compensation for 2012 is set forth in the “2012 Summary Compensation Table” beginning on page 37).

(2)

Represents the value of accelerated “in the money” stock options using the year end closing share price of $58.27, excluding options that would have been vested as a result of monthly proration on a voluntary termination without any right to severance benefits. All outstanding stock options vest upon a “change in control.”

(3)

Represents the value of accelerated performance shares using the year end closing share price of $58.27, excluding performance shares that would have been vested as a result of monthly proration on a voluntary termination without any right to severance benefits. Performance shares for the performance period ended December 31, 2012 are based on shares actually earned. Performance shares for performance periods ending after December 31, 2012 represent the greater of (i) the number of shares that would be earned based on Company performance through December 31, 2012 and (ii) the target number of performance shares. Performance share awards cease to be subject to a service-based vesting requirement upon a “change in control.”

(4)

Represents the value of accelerated RSUs using the year end closing share price of $58.27, excluding RSUs that would have vested as a result of monthly proration on a voluntary termination without any right to severance benefits. All outstanding RSU awards vest upon a “change in control.”

(5)

Includes the cost of group medical and life insurance coverage to the participant to the same extent as the Company pays for such coverage for similarly situated executives. Also includes estimated cost of outplacement services for one year and an amount, payable in a lump sum, equal to any matching contributions made by the Company on behalf of the participant to the 401(k) plan and the SDCP during the year preceding the date of termination.

(6)

Amounts payable under the Severance Plan upon termination of employment following a change in control are subject to reduction (“cutback”) to eliminate any loss of deduction for the Company, and any imposition of excise tax on the executive, pursuant to Sections 280G and 4999 of the Internal Revenue Code, respectively. The cutback would reduce severance and other benefits to the maximum amount that could be paid without exceeding the Section 280G threshold and will apply if the net after-tax amount received by the executive exceeds the net after-tax amount the executive would receive if the full benefits were paid and the excise tax imposed. Amounts shown in the table do not reflect the impact of the potential cutback.

If the employment of a named executive officer (other than Dr. Mohapatra or Dr. Miller, whose benefits are described at pages 48 and 49, respectively) had terminated by reason of death or disability on December 31, 2012, the executive would have been entitled to accelerated vesting of stock options and RSUs in the same amounts shown in the foregoing table, and would have been entitled to accelerated vesting of performance shares in an amount less than that shown in the table.

The named executive officers are not entitled to any benefits upon death or disability beyond what is available to other exempt employees. In the case of any termination (other than for termination for cause), each named executive officer is entitled to exercise vested stock options, to receive vested and earned restricted shares, RSUs and performance shares, and to immediate vesting of a pro-rata portion (based on the date of the officer’s termination) of the officer’s unvested equity awards. In addition, on any termination, each named executive officer is entitled to receive benefits available generally to exempt employees, such as distributions under the 401(k) plan and SDCP. For the account balances of each named executive officer under the SDCP, see “2012 Nonqualified Deferred Compensation Table” beginning on page 47.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that all required reports have been timely filed since January 1, 2012 under the SEC’s rules for reporting transactions by executive officers, directors and persons who own more than 10% of our common stock.

ADDITIONAL MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Proposal No. 2—Ratification of Appointment of the Company’s Independent Registered Public Accounting Firm

The Audit and Finance Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s consolidated financial statements. The Audit and Finance Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2013 and presents this appointment to the stockholders for ratification. PricewaterhouseCoopers LLP, or one of its predecessor firms, has been retained as the Company’s independent registered public accounting firm continuously since 1996.

The Audit and Finance Committee is responsible for approving the audit fee of the independent registered public accounting firm. In order to assure continuing auditor independence, the Audit and Finance Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit and Finance Committee and its chair are directly involved in the selection of the new lead engagement partner. The Audit and Finance Committee believes that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interest of the Company and its stockholders.

If the appointment of PricewaterhouseCoopers LLP is not ratified, the Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Committee may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interest of the Company and its stockholders. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit and Finance Committee has established policies and procedures to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the annual audit, management submits to the Committee for approval a schedule of all proposed services expected to be rendered during the year for audit, audit-related, tax and all other services. The Committee pre-approves the services by category, with specific dollar value limits for each category. During the year, if it becomes desirable to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval, such services will be presented to the Committee for approval. The Committee also has delegated to its chair the authority to pre-approve services, subject to certain dollar limitations. Pre-approvals by the Committee chair are communicated to the Committee at its next scheduled meeting.

Fees and Services of PricewaterhouseCoopers LLP

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2012 and 2011 were:

	2012 ($)	2011 ($)
Audit Fees	3,218,598	3,733,842
Audit Related Fees	181,431	33,890
Tax Fees	443,720	140,712
All Other Fees	275,675	5,778

Total Fees	4,119,424	3,914,222

Audit Fees were for services including professional services rendered for the audits of the Company’s consolidated financial statements; statutory audits and subsidiary audits; issuance of comfort letters related to financing transactions; assistance with review of documents filed with the SEC; and professional services rendered for the audit of the Company’s internal control over financial reporting.

Audit Related Fees were for due diligence related to mergers and acquisitions and assurance services related to employee benefit plans.

Tax Fees were for services related to tax compliance, including preparation of tax returns and claims for refunds. Tax compliance services are primarily for non-U.S. tax matters. Tax Fees also include services related to tax planning and tax advice, including assistance with and representation before U.S. and certain non- U.S. tax authorities, of $390,189 and $49,368 in 2012 and 2011, respectively. None of these fees related to tax planning for any of the Company’s directors or executive officers.

All Other Fees were for non-tax related advisory and consulting services, and software licenses related to access to on-line technical accounting and reporting resource materials.

Report of The Audit and Finance Committee

The primary purpose of the Audit and Finance Committee of the Board of Directors is (1) to assist in the Board’s oversight of (a) the quality and integrity of the Company’s financial statements and related disclosures, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications and independence, and (d) the performance of the

Company’s internal audit function and independent registered public accounting firm, and (2) to provide advice to the Board on financing activities and other financial matters. The Board of Directors has adopted a written charter setting out the Committee’s functions. The charter is available at www.QuestDiagnostics.com/governance.

The Audit and Finance Committee meets with management periodically to consider the adequacy of the Company’s internal control over financial reporting and the objectivity of its financial reporting. The Committee also regularly meets privately with the Company’s independent registered public accounting firm and with the appropriate Company personnel and internal auditors to discuss these matters. The Company’s internal auditors and independent registered public accounting firm have unrestricted access to the Committee. In addition, as part of the Committee’s finance activities, the Committee reviews the Company’s financing plans and other significant financial policies and actions, and makes recommendations to the Board to approve certain actions. The Committee also appoints the independent registered public accounting firm and periodically reviews the firm’s performance and independence from management and pre-approves all audit and non-audit services, if any, provided by the independent registered public accounting firm.

Management is responsible for the Company’s financial statements and the overall reporting process, including the effectiveness of the Company’s system of internal control over financial reporting. Management also is responsible for maintaining the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and discusses with the Committee any issues they believe should be raised. The independent registered public accounting firm also annually audits the effectiveness of internal control over financial reporting. In the performance of its oversight role, the Committee reviewed the Company’s audited financial statements and met with both management and PricewaterhouseCoopers LLP, the independent registered public accounting firm, to discuss those financial statements. The members of the Committee are not full-time Company employees and are not, and do not represent to be, performing the functions of auditors or accountants. Management represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

Management completed its documentation, testing and evaluation of the adequacy of the Company’s system of internal control over financial reporting as of December 31, 2012, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and its related rules and regulations. The Committee was apprised of the progress of the evaluation by both management and PricewaterhouseCoopers LLP, and provided oversight and advice to management during this process. At the conclusion of this process, management reviewed with the Committee its report on the effectiveness of the Company’s internal control over financial reporting.

The Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Securities and Exchange Commission, the New York Stock Exchange, and AU 380, as adopted by the Public Company Accounting Oversight Board. The Committee has received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Public Company Accounting Oversight Board rules, and has discussed the independence of PricewaterhouseCoopers LLP from the Company with PricewaterhouseCoopers LLP. In addition, the Committee reviewed all services provided by PricewaterhouseCoopers LLP to the Company, and the corresponding fees, in considering whether non-audit services were compatible with maintaining PricewaterhouseCoopers LLP’s independence from the Company and concluded that the non-audit services provided by PricewaterhouseCoopers LLP were compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Based on these reviews and discussions, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of Quest Diagnostics’ audited financial statements for the fiscal year ended December 31, 2012 in the Company’s Annual Report on Form 10-K. We also appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the

Company’s fiscal year ended December 31, 2013 and are presenting the appointment to the stockholders for ratification.

Audit and Finance Committee Members

Gary M. Pfeiffer, Chairman
John C. Baldwin, M.D.
Jenne K. Britell, Ph.D.
Daniel C. Stanzione, Ph.D.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

Proposal No. 3—Amending Quest Diagnostics’ Certificate of Incorporation to Institute the Annual Election of All Directors

Since the spin-off of the Company from Corning Incorporated in January 1997, the Company has maintained a classified board of directors. At the Company’s 2012 annual meeting of stockholders, the Company’s stockholders had the opportunity to vote on a stockholder proposal that suggested eliminating the classification of the Board. The Board was interested in the views of the stockholders regarding the proposal, so it recommended that stockholders vote on the proposal, but did not provide a recommendation as to whether stockholders should vote for or against the proposal. A substantial majority of the Company’s stockholders voted in favor of the proposal.

The merits of a classified board have been extensively discussed. The Board is familiar with the discussions regarding classified boards, and understands both sides of the argument. The Board believes that our Company’s stockholders have benefited from having a classified board. However, in light of the voting results on the stockholder proposal at the Company’s 2012 annual meeting of stockholders, the Board carefully reconsidered the advantages and disadvantages of maintaining a classified board, giving due consideration to the various arguments for and against a classified board. After this review, and after considering the recommendation of the Board’s Governance Committee, the Board determined that it is advisable to declassify the Board, and to recommend to the stockholders at the annual meeting to approve an amendment to Paragraph 5 of the Company’s Certificate of Incorporation to declassify the Board.

If the proposed amendment is approved by our stockholders, at each annual meeting of stockholders commencing with the 2014 annual meeting, directors elected to succeed those directors whose terms then expire shall be elected at such meeting to hold office for a term expiring at the next annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. Commencing with the 2016 annual meeting of stockholders, all directors shall be elected annually. Furthermore, any director chosen as a result of a newly created directorship or to fill a vacancy on the Board of Directors (i) prior to the 2016 annual meeting of stockholders shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires or (ii) subsequent to the 2016 annual meeting of stockholders shall hold office for a term expiring at the next annual meeting of stockholders. In addition, if the proposed amendment becomes effective, subsequent to the 2016 annual meeting of stockholders, any or all directors could be removed by the Company’s stockholders with or without cause with the approval of a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

The proposed amendment to our Certificate of Incorporation provides that Paragraph 5 will be deleted and replaced in its entirety by the following:

Paragraph 5

5. Directors. (a) The business and affairs of the Corporation shall be managed by a Board of Directors consisting of not less than three nor more than twelve persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire

Board of Directors; and such exact number shall be six unless otherwise determined by a resolution so adopted by a majority of the entire Board of Directors. As used in this Certificate of Incorporation, the term “entire Board of Directors” means the total authorized number of directors which the Corporation would have if there were no vacancies.

As of the Distribution Date (as defined in the Transaction Agreement dated as of November 22, 1996 among Corning Incorporated, Corning Life Sciences Inc., the Corporation, Covance and Corning Clinical Laboratories Inc. (Michigan) (the “Distribution Date”), the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1998 Annual Meeting of Stockholders, the term of office of the second class to expire at the 1999 Annual Meeting of Stockholders, and the terms of office of the third class to expire at the 2000 Annual Meeting of Stockholders. Commencing with the 1998 Annual Meeting of Stockholders, directors elected to succeed those directors whose terms have thereupon expired shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. Notwithstanding the foregoing, at the 2014 Annual Meeting of Stockholders of the Corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2015 Annual Meeting of Stockholders of the Corporation; at the 2015 Annual Meeting of Stockholders of the Corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2016 Annual Meeting of Stockholders of the Corporation; and at each annual meeting of stockholders of the Corporation thereafter, the directors shall be elected for terms expiring at the next succeeding annual meeting of stockholders of the Corporation, with each director to hold office until his or her successor shall have been duly elected and qualified. Commencing with the 2016 Annual Meeting of Stockholders of the Corporation, the classification of the Board of Directors shall cease.

(b) Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, vacancies on the Board of Directors resulting from a newly created directorship, death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by the affirmative vote of a majority of the remaining directors of the entire Board of Directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the next Annual Meeting of Stockholders of the Corporation (or, if so elected prior to the 2016 Annual Meeting of Stockholders of the Corporation, until the next election of the class for which such directors shall have been chosen) and until his successor is elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

(c) Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by this Paragraph 5 unless expressly otherwise provided by the resolution or resolutions providing for the creation of such series.

(d) Until the 2016 Annual Meeting of Stockholders, subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, any director, or the entire Board of Directors, may be removed by the stockholders from office at any time prior to the expiration of his term of office, but only for cause, and only by the affirmative vote of the holders of record of outstanding shares representing a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

(e) Notwithstanding any other provision of this Certificate of Incorporation and subject to the other provisions of this Paragraph 5, the Board of Directors shall determine the rules and procedures that shall affect the Directors’ power to manage and direct the business and affairs of the Corporation. Without limiting the foregoing, the Board of Directors shall designate and empower committees of the Board of Directors, shall elect and empower the officers of the Corporation, may appoint and empower other officers and agents of the Corporation, and shall determine the time and place of, and the notice requirements for, Board meetings, as well as quorum and voting requirements for, and the manner of taking, Board actions.

Approval of this amendment to the Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding common stock of the Company. If approved, this proposal will become effective upon the filing of a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, which the Company would file promptly after the annual meeting. Notwithstanding stockholder approval thereof, the Board will retain the right to abandon and not effect the amendment at any time prior to its effectiveness without any further action by stockholders. If the amendment is not approved, the Board will remain classified.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SUBMITTED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

Proposal No. 4—Amending Quest Diagnostics’ Certificate of Incorporation to Eliminate the Series A Junior Participating Preferred Stock

Currently, Paragraph 4B of the Company’s Certificate of Incorporation contains provisions designating a series of preferred stock of the Company as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”). Typically, as permitted by Delaware law and the Company’s Certificate of Incorporation, the Board has the power to designate (and issue) series of preferred stock from time to time without stockholder action, provided the total number of shares so designated or issued remains below the existing number of authorized shares of preferred stock set forth in our Certificate of Incorporation (currently 10,000,000 shares). The terms governing such series become part of the Company’s Certificate of Incorporation. Under Delaware law, if none of the shares of a series designated by the Board are ever issued or if none remain outstanding, the Company can file a certificate of elimination for such series with the Delaware Secretary of State (again without stockholder action), which has the effect of eliminating the provisions of that series of preferred stock from the Certificate of Incorporation.

The Series A Preferred Stock was designated in connection with the Company’s now-expired stockholder rights plan and was never issued. The Board determined that it is advisable to remove the provisions governing this series from the Company’s Certificate of Incorporation because the Series A Preferred Stock no longer serves a purpose. As described above, normally this action would not require stockholder approval. However, given the way in which the Series A Preferred Stock was initially authorized in connection with the Company’s spin-off from Corning in 1997, the Series A Preferred Stock was approved by both Board and stockholder action. As a result, under Delaware law, it cannot be eliminated (and its provisions cannot be removed from our Certificate of Incorporation) unless such action is approved by our stockholders.

Eliminating the Series A Preferred Stock would have the effect of returning the shares constituting such series (1,300,000 shares) to the general pool of preferred stock available to be issued under our Certificate of Incorporation. So long as the Series A Preferred Stock remains a designated series, its 1,300,000 shares are not available to the Board to designate as part of another series of preferred stock, leaving 8,700,000 shares of preferred stock available for issuance instead of 10,000,000 since the Company does not currently have any other designated series of preferred stock. The Board believes that 8,700,000 shares of preferred stock provides the Board with ample capacity to issue additional series of preferred stock in the future, if necessary. Therefore, the Board believes that eliminating the Series A Preferred Stock would remove unnecessary provisions from the Company’s Certificate of Incorporation, while not affecting our stockholders in any material way.

The proposed amendment to our Certificate of Incorporation provides that Paragraph 4B will be deleted in its entirety.

Approval of this amendment to the Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding common stock of the Company. If approved, this proposal will become effective upon the filing of a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, which the Company would file promptly after the annual meeting. Notwithstanding stockholder approval thereof, the Board will retain the right to abandon and not effect the amendment at any time prior to its effectiveness without any further action by stockholders. If the amendment is not approved, the Series A Preferred Stock will remain a designated series of the Company’s preferred stock.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SUBMITTED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

Proposal No. 5—Advisory Resolution to Approve Executive Compensation

Section 14A of the Securities Exchange Act entitles stockholders to vote to approve or not approve, on an advisory or non-binding basis, our executive officer compensation as disclosed in the Compensation Discussion and Analysis and accompanying executive compensation tables and narrative in this proxy statement. We are asking stockholders to approve the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative disclosure, is hereby APPROVED.

Pay for Performance

As discussed in “Compensation Discussion and Analysis” beginning on page 17, the Company’s compensation programs are designed to pay for performance, to align the interests of our executive officers with the interest of our stockholders, to support the Company’s long and short term business goals and to promote the Company’s profitable growth. The Compensation Discussion and Analysis describes in detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. The Board and the Compensation Committee believe that the Company’s compensation programs are aligning pay and performance and have contributed to the Company’s success.

Best Practices

As discussed in Compensation Discussion and Analysis, our executive compensation program reflects many best practices.

•	We do not provide tax gross ups for executives, except for those available to all employees generally (including with respect to relocation expenses).

•	No executive has a supplemental executive retirement plan.

•	We have adopted an Incentive Compensation Recoupment Policy.

•	We have enhanced our stock ownership and retention guidelines for our executive officers, originally adopted in 2005, to strengthen the relationship between compensation and performance.

•

Our directors and executive officers are also prohibited from entering into transactions that result in a financial benefit if our stock price declines, or any hedging transaction involving our stock, including but not limited to the use of financial derivatives (such as puts and calls), short sales or any similar transactions.

•	Our directors and executive officers are prohibited from holding Company securities in margin accounts or pledging Company securities as collateral for loans or other obligations.

In addition, during 2012, we took numerous steps to strengthen our executive compensation program and to enhance the alignment of pay and performance. See “Compensation Discussion and Analysis—Compensation Actions Taken in 2012” beginning on page 17.

Advisory Vote

This vote is advisory. We conduct an advisory vote to approve executive officer compensation annually; the next stockholder advisory vote to approve executive compensation will take place at the Company’s 2014 annual meeting. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this proxy statement. The Board and the Compensation Committee value the opinions of the Company’s stockholders and will take into account the outcome of the vote, in conjunction with such other factors as the Board and the Compensation Committee consider appropriate, in connection with the Company’s executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

Proposal No. 6—Stockholder Proposal Regarding Simple Majority Vote Right

John Chevedden, 2215 Nelson Ave., No. 205 Redondo Beach, Calif. 90278, owner of 70 shares of the Company’s common stock, has notified us that he intends to present the following proposal and related supporting statement at the annual meeting.

Simple Majority Vote Right

RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included James McRitchie and Ray T. Chevedden. Currently a 1%-minority can frustrate the will of our 79%-shareholder majority. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, expressed concern on the qualifications of our directors and our executive pay—$18 million for our former CEO Surya Mohapatra. Our new CEO Stephen Rusckowski received an annual equity grant of $6.7 million consisting of stock options and restricted stock units that simply vest over time plus performance shares that were based on a single financial performance measure—annual growth rate of income from continue operations. GMI said a mix of performance metrics is more appropriate, not just to prevent executives from being tempted to game results, but to ensure that they do not take actions to achieve one end that might ultimately damage another.

Directors John Ziegler, William Buehler, Gail Wilensky and Daniel Stanzione (our Lead Director no less) had 12 to 15 years long-tenure years which can seriously erode an independent perspective so valued for a board of directors. Long-tenured directors also controlled 6 seats on our 3 most important board committees. Jenne Britell and John Ziegler received our highest negative votes. Additionally, Mr. Stanzione, our Lead Director, served on the board of Internap Network Services with Director Gary Pfeiffer. Such intra-board relationships can compromise a director’s ability to act independently. A more independent perspective would be a priceless asset for our board of directors.

Please encourage our board to respond positively to this proposal to protect shareholder value.

OUR BOARD RECOMMENDS THAT YOU CAST YOUR VOTE REGARDING THIS PROPOSAL. The Board is interested in your views regarding this proposal, and is not recommending whether to vote for or against the proposal.

The Board has considered this proposal and has determined not to make a recommendation either in favor of or opposed to the proposal. The proposal, which is advisory in nature, would constitute a recommendation to the Board, if approved by stockholders, to eliminate the supermajority voting requirements in the Company’s Certificate of Incorporation. There are no supermajority voting requirements in the Company’s bylaws.

Currently, the Company’s Certificate of Incorporation only requires a supermajority vote for the following matters, and in the following circumstances: (i) Paragraph 6 requires the approval of at least 80% of the outstanding common stock of the Company for certain business combinations (such as a merger or sale of assets with a market value of at least $20 million) with a holder of 10% or more of the common stock of the Company, but only if either (a) such a transaction is not approved by a majority of the “continuing directors” (essentially, those directors not affiliated with the stockholder in question) or (b) the form of consideration, price and procedural requirements set forth in the Certificate of Incorporation are not met; and (ii) Paragraph 12 requires the approval of at least 80% of the outstanding common stock of the Company to amend, repeal or adopt provisions inconsistent with the following provisions: (a) Paragraph 5 (directors), (b) Paragraph 6 (business combinations, discussed above), (c) Paragraph 7 (special stockholder meetings), (d) Paragraph 8 (action by unanimous written consent), and (d) Paragraph 12 itself, except, in each case, if such action is approved by at least two-thirds of the entire Board and a majority of the “continuing directors.” For example, because the Board unanimously recommends that the stockholders declassify the Board (see Proposal No. 3 in this Proxy Statement), approval of that amendment will only require the affirmative vote of the holders of a majority of the outstanding common stock of the Company (the minimum standard to amend a certificate of incorporation under Delaware law), rather than the supermajority requirement that could otherwise apply to amendments of Paragraph 5 of the Company’s Certificate of Incorporation.

Our Board is familiar with the discussions regarding supermajority vote requirements, and understands both sides of the argument. The Board believes that there are valid arguments in favor of, and opposed to, supermajority vote requirements. The Board believes that our Company’s stockholders have benefitted from having supermajority voting requirements for the matters listed above, but sees this as an opportunity for stockholders to express their views on this subject without being influenced by any recommendation by the Board. Considerations for and against supermajority vote requirements are highlighted below.

Considerations Favoring Supermajority Vote Requirements

•

Ensures certain fundamental changes to the Company’s Certificate of Incorporation, which, in the judgment of at least some directors (including a majority of continuing directors), are not in the best interests of the Company, only occur with broad stockholder consensus

•	Provides minority stockholders with a measure of protection against self-interested actions by one or more large stockholders

•	Encourages large stockholders or potential acquirers of the Company to negotiate with the Board with respect to business transactions or certain corporate governance matters

Considerations Opposing Supermajority Vote Requirements

•	Could block initiatives or transactions supported by a majority of the stockholders, but opposed by the Board

•	Could have the effect of encouraging the Board to act in a manner inconsistent with the preferences of a majority of the stockholders

The Board values the views of our stockholders and looks forward to receiving input on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU CAST YOUR VOTE REGARDING THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE TREATED AS ABSTENTIONS ON THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

Proposal No. 7—Stockholder Proposal Regarding Vesting of Equity Awards

The AFL-CIO Equity Index Fund, c/o Greg A. Kinczewski, Vice President/General Counsel, Marco Consulting Group, 550 W. Washington Boulevard, 9th Floor, Chicago, IL 60661, owner of 33,405 shares of the Company’s common stock, has notified us that it intends to present the following proposal and related supporting statement at the annual meeting.

RESOLVED: The shareholders ask the board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive, provided, however, that the board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses executive compensation. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted.

SUPPORTING STATEMENT

Quest Diagnostics (the “Company”) allows senior executives to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with a senior executive’s performance.

According to last year’s proxy statement, an involuntary termination not for cause or a termination by the employee with good reason at the end of the 2011 fiscal year could have accelerated the vesting of $16 million worth of long-term equity to Quest Diagnostic’s five senior executives, with the former Chairman and CEO entitled to $7.3 million out of a total personal severance package worth $19 million.

In this regard, we note that Quest Diagnostics uses a “double trigger” mechanism to determine eligibility for accelerated vesting: (1) There must a change of control, which can occur as defined in the plan or agreement, and (2) employment must be terminated by the employee for good reason or an involuntarily not for cause.

We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other major corporations, including Apple, Chevron, Dell, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards.

We urge you to vote FOR this proposal.

OUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

Accelerated vesting upon a change in control is an important tool for retaining and motivating senior executives in the face of a potential change in control transaction. This provision is particularly important for companies, such as ours, that use options, performance shares and restricted stock or RSUs to incentivize senior executives to focus on the long-term performance of the Company and align the interests of management with the interests of stockholders and the Company. Prohibiting accelerated vesting would place a significant portion of the annual compensation of the Company’s senior executives at risk in a change in control situation, potentially distracting and disincentivizing them from working towards maximization of stockholder value in that situation. Eliminating accelerated vesting provides little incentive for senior executives to pursue a change in control transaction or to remain with the Company throughout the duration of the transaction. Permitting accelerated vesting enables senior executives to remain objective and focused on protecting the interests of stockholders. In order to maximize the value obtained for stockholders in a change in control situation, it is critical to keep senior executive turnover at a minimum and ensure the Board is able to obtain the objective input of senior executives throughout the process.

If the Board determines that a change in control transaction is in the best interests of the stockholders and the stockholders approve such transaction, then senior executives should not be penalized by being forced to forfeit, or obtain less than the full value of, their equity awards. The Board strongly disagrees with the proponent that accelerating vesting permits “windfall awards that have nothing to do with a senior executive’s performance.” Senior executives should be able to participate in full in the value created in a change in control situation, just like the Company’s other stockholders, regardless of whether the senior executive continues with the new entity following the change in control transaction.

Implementing the proposal also could place the Company at a competitive disadvantage with respect to attracting and retaining talent. A significant majority of large public companies provide for some form of accelerated vesting upon a change in control. Further, a potential acquirer of the Company may not be willing, for a variety of legitimate business reasons, to assume outstanding equity awards held by the Company’s senior management, which creates the legitimate concern that senior executives, even those continuing with the new entity following the change in control transaction, would be forced to forfeit their unvested equity awards. Additionally, even if the performance share awards were assumed by an acquiring entity, the metrics applicable to the awards would almost certainly be inapplicable or undeterminable following a change in control, resulting in substantial uncertainty regarding the treatment of those awards in a transaction and potentially unfair treatment of our senior executives.

For the reasons set forth above, the Board is of the opinion that the proposal would not be in the best interests of the Company and its stockholders and recommends that you vote against this proposal. It is important to note that this proposal is advisory in nature and if it is approved by the stockholders, will constitute a recommendation to the Board to implement the policy suggested by the proponent.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED AGAINST THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

FREQUENTLY ASKED QUESTIONS

1. What will I vote on?

We are not aware of any matters to be presented other than those described in this proxy statement. If any matter not described in the proxy statement is properly presented at the meeting, the proxies will use their judgment to determine how to vote your shares.

2. Who can vote at the annual meeting?

Holders of our common stock as of the close of business on the record date will be entitled to vote at the annual meeting and at any adjournment or postponement of the annual meeting. March 22, 2013 is the record date.

3. How many votes can be cast by all stockholders?

On the record date, there were 157,902,722 shares of our common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the annual meeting.

4. How many votes must be present to hold the annual meeting?

We need a majority of the votes that may be cast at the annual meeting, present in person or represented by proxy, to hold the annual meeting. We urge you to submit a proxy even if you plan to attend the annual meeting. That will help us to know as soon as possible that sufficient shares will be present to hold the annual meeting.

5. How do I vote?

If you are a holder of record (that is, you hold your shares in your name with the Company’s transfer agent), you may vote by submitting your proxy via the Internet, mail or telephone or by attending the annual meeting and voting in person. The directions for telephone and Internet proxy submission are on your proxy card. If you choose to submit your proxy on the Internet, go to www.cesvote.com. If you choose to submit your proxy by mail, simply mark, sign and date your proxy card and return it in the enclosed postage pre-paid envelope. You can also submit your proxy by calling 1-888-693-8683. If you return a signed proxy card without indicating your vote, your shares will be voted according to the Board’s recommendations.

If you hold your shares in street name (that is, through a broker, bank or other holder of record), please follow the voting instructions forwarded to you by your bank, broker or other holder of record. If you want to vote in person at the annual meeting, you must obtain a legal proxy from your broker, bank or other holder of record authorizing you to vote and bring the proxy to the annual meeting.

To reduce our administrative and postage costs, we ask that you submit a proxy through the Internet or by telephone, both of which are available 24 hours a day.

6. How many votes will be required to elect directors?

Each director will be elected by a majority of votes cast with respect to such director. A “majority of votes cast” means that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” that director nominee. Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover” director. As required by the Company’s by-laws, each director nominee has submitted an irrevocable letter of resignation as director that becomes effective if he or she is not elected by the stockholders and the Board accepts the resignation. If a director is not elected, the Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation or take other action. The Board will decide whether to accept or reject the resignation or take other action and publicly disclose its decision and, if it rejects the resignation, the rationale behind the decision, within 120 days after the election results are certified.

7. How many votes will be required to adopt the other proposals?

Approval of each proposed amendment to the Certificate of Incorporation requires the affirmative vote of at least a majority of the shares of our common stock outstanding on the record date. The ratification of the appointment of PricewaterhouseCoopers and the approval of the stockholder proposals require the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon. The approval of the advisory resolution to approve executive compensation requires the affirmative vote of a majority of votes cast with respect to such proposal. A “majority of votes cast” means that the number of votes cast “for” a proposal exceeds the number of votes cast “against” that proposal.

8. Can I change or revoke my proxy?

Yes. You may revoke your proxy before your shares are voted by:

•	submitting a later dated proxy, including by telephone or the Internet, that is received no later than the conclusion of voting at the annual meeting;

•

delivering a written revocation notice to William J. O’Shaughnessy, Jr., Corporate Secretary, Quest Diagnostics Incorporated, Three Giralda Farms, Madison, New Jersey 07940 that is received no later than the conclusion of voting at the annual meeting; or

•	voting in person at the annual meeting.

9. What if I vote to abstain?

Shares voting “abstain” on the ratification of PwC’s appointment, each proposed amendment to the Certificate of Incorporation and the approval of the stockholder proposals will be counted as present for purposes of that proposal and will have the effect of a vote against the proposal. Shares voting “abstain” for any nominee for director and the advisory vote to approve executive compensation will be excluded entirely from the vote and will have no effect on the election of that nominee or matter, as the case may be.

10. What happens if I do not vote?

If you are a record holder and do not vote your shares, your shares will not be voted.

If you hold your shares in street name, you must cast your vote if you want your shares to count for the election of directors, the advisory resolution to approve executive compensation, the proposed amendments to the Certificate of Incorporation or the stockholder proposals. If you do not instruct your broker how to vote on these matters, no vote will be cast on your behalf. Brokers continue, however, to have discretion to vote uninstructed shares on the ratification of the appointment of our independent registered public accounting firm.

If you are a participant in the Quest Diagnostics Profit Sharing Plan or the 401(k) Savings Plan of Quest Diagnostics and you do not submit voting instructions in respect of shares held on your behalf in such plan, then, except as otherwise required by law, the plan trustee will vote your shares in the same proportion as the voting instructions that it receives from other participants. If you hold shares in the

Company’s Employee Stock Purchase Plan and you do not submit voting instructions in respect of shares held in that plan, those shares will not be voted.

11. What if there is voting on other matters?

We do not know of any other matters that may be presented for action at the meeting other than those described in this proxy statement. If any other matter properly is brought before the meeting, the proxy holders will have the discretion to vote on those matters for you.

12. How can I attend the annual meeting?

Only stockholders as of the record date (or their proxy holders) may attend the annual meeting. All stockholders seeking admission to the meeting must present photo identification. If you hold your shares in street name, to gain admission to the meeting you also must provide proof of ownership of your shares as of the record date. Proof of ownership may be a letter or account statement from your broker, bank or other holder of record.

13. What happens if the annual meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is voted.

14. Who will pay the expenses incurred in connection with the solicitation of my vote?

The Company pays the cost of preparing proxy materials and soliciting your vote. Our directors, officers and employees, who will receive no additional compensation for soliciting, may solicit proxies on our behalf by telephone, mail, electronic or facsimile transmission, in person or by other means of communication. We also have hired D. F. King & Co., Inc. to solicit proxies and for these services we will pay an estimated fee of $11,500, plus expenses.

15. Can I receive annual meeting material via electronic delivery?

This proxy statement and the Annual Report are available on our website at www.QuestDiagnostics.com/investor. You can save the Company postage and printing expense by consenting to access these documents over the Internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. Your consent to electronic delivery of materials will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as cable, telephone and Internet access charges, for which you will be responsible.

16. Whom should I call with other questions?

If you have additional questions about this proxy statement or the annual meeting or would like additional copies of this document or our 2012 Annual Report on Form 10-K, please contact Investor Relations, Quest Diagnostics Incorporated, 3 Giralda Farms, Madison, N.J. 07940; email address: Investor@QuestDiagnostics.com. The Company’s main telephone number is 973-520-2700.

17. How do I submit a proposal for the 2014 Annual Meeting of Stockholders?

Stockholders intending to present a proposal at the 2014 annual meeting and have it included in the Company’s proxy statement for that meeting must submit the proposal in writing to William J. O’Shaughnessy, Jr., Corporate Secretary, Three Giralda Farms, Madison, New Jersey 07940. We must receive your proposal by the close of business on December 12, 2013.

Stockholders intending to present a proposal at the 2014 annual meeting, but not to include the proposal in the Company’s proxy statement, or to nominate a person for director, must comply with the requirements set forth in our by-laws. The by-laws require, among other things, that our Corporate Secretary receive written notice from the record stockholder of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of such a proposal or nomination for the 2014 annual meeting no earlier than January 21, 2014 and no later than February 20, 2014. The notice must contain the information required by the by-laws, a copy of which is available on our corporate governance website at www.QuestDiagnostics.com/governance or upon request from our Corporate Secretary.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 21, 2013: Our proxy statement and Annual Report on Form 10-K for the year ended December 31, 2012 are available on our website at www.QuestDiagnostics.com/Investor.

MI3285

Corporate Election Services P. O. Box 1150 Pittsburgh, PA 15230

PLEASE SUBMIT YOUR PROXY BY PHONE OR BY INTERNET, OR RETURN THIS CARD AFTER SIGNING AND DATING IT.

Submit your proxy by Telephone Toll-free via touch-tone phone: 1-888-693-8683 Have your proxy card and follow instructions.	Submit your proxy by Internet Go to www.cesvote.com Have your proxy card and follow instructions.	Submit your proxy by Mail Return your proxy in the postage-paid envelope provided.

IMPORTANT
If you hold shares in a Quest Diagnostics employee benefit plan, your voting instructions for such shares must be received by 11:59 p.m. EDT on May 20, 2013, to assure that they are counted.

ê   If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing.   ê

The Quest Diagnostics Board of Directors recommends a vote FOR the nominees listed below.

1.	Election of Directors	FOR	AGAINST	ABSTAIN

	(1) John C. Baldwin, M.D.	❑	❑	❑

	(2) Gary M. Pfeiffer	❑	❑	❑

	(3) Stephen H. Rusckowski	❑	❑	❑

The Quest Diagnostics Board of Directors recommends a vote FOR Proposal 2.
2.	Ratification of the appointment of our independent registered public accounting firm for 2013
❑ FOR ❑ AGAINST ❑ ABSTAIN

The Quest Diagnostics Board of Directors recommends a vote FOR Proposal 3.
3.	Amending Certificate of Incorporation to institute the annual election of all directors
❑ FOR ❑ AGAINST ❑ ABSTAIN

The Quest Diagnostics Board of Directors recommends a vote FOR Proposal 4.
4.	Amending Certificate of Incorporation to eliminate Series A Junior Participating Preferred Stock
	❑ FOR	❑ AGAINST	❑ ABSTAIN

The Quest Diagnostics Board of Directors recommends a vote FOR Proposal 5.
5.	An advisory resolution to approve executive compensation
	❑ FOR	❑ AGAINST	❑ ABSTAIN

The Quest Diagnostics Board of Directors makes no recommendation as to how to cast your vote for Proposal 6.
6.	Stockholder Proposal Regarding Simple Majority Vote
	❑ FOR	❑ AGAINST	❑ ABSTAIN

The Quest Diagnostics Board of Directors recommends a vote AGAINST Proposal 7.
7.	Stockholder Proposal Regarding Vesting of Equity Awards
	❑ FOR	❑ AGAINST	❑ ABSTAIN

Signature

Signature (if held jointly)

Date:	, 2013

IMPORTANT – Please sign exactly as imprinted (do not print). When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. If shares are held jointly, each holder must sign.

Notice of 2013 Annual Meeting of Stockholders
QUEST DIAGNOSTICS INCORPORATED
Three Giralda Farms
Madison, New Jersey
May 21, 2013, 10:30 a.m. local time

At the meeting we will act on the following proposals:

•	the election of three directors;
•	ratification of the appointment of our independent registered public accounting firm for 2013;
•	amending the Certificate of Incorporation to institute the annual election of all directors;
•	amending the Certificate of Incorporation to eliminate Series A Junior Participating Preferred Stock;
•	an advisory resolution to approve executive compensation;
•	a stockholder proposal regarding simple majority vote;
•	a stockholder proposal regarding vesting of equity awards; and
•	such other business as may properly come before the meeting or any adjournment or postponement thereof.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a record holder of shares, you have the option to access future stockholder communications (e.g., annual reports, proxy statements and related proxy materials) over the Internet instead of receiving those documents in print. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. To give your consent to access materials electronically, follow the prompts when you submit your proxy by telephone or over the Internet, or contact Computershare, our transfer agent and registrar, using the contact details below.

STOCKHOLDER INFORMATION

If you are a stockholder of record and have questions regarding your Quest Diagnostics Incorporated stock, you may contact our transfer agent and registrar as follows:
Computershare
250 Royall Street
Canton, MA 02021
Toll free telephone 800-622-6757
Email address: web.queries@computershare.com

ê   If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing.  ê

QUEST DIAGNOSTICS INCORPORATED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael E. Prevoznik and William J. O’Shaughnessy, Jr., and each of them, proxies with full power of substitution, to represent and to vote on behalf of the undersigned all the shares of common stock of Quest Diagnostics Incorporated that the undersigned is entitled in any capacity to vote if personally present at the 2013 Annual Meeting of Stockholders to be held on Tuesday, May 21, 2013, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse side of this proxy card and with the same effect as though the undersigned were present in person and voting such shares. Each of the proxies is authorized in his discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may come before the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF QUEST DIAGNOSTICS INCORPORATED FOR PROPOSALS 1, 2, 3, 4 AND 5 AND AGAINST PROPOSAL 7, AND WILL BE VOTED ABSTAIN ON PROPOSAL 6.